UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

 Hornbeck Offshore Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Hornbeck Offshore Services, Inc.

April 26, 2019
Dear Fellow Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc. to be held in the Company’s corporate training room located at 103 Northpark Boulevard, Covington, Louisiana 70433, on Thursday, June 20, 2019, at 9:00 a.m. Central Time. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy card provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.
This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.
The Securities and Exchange Commission's proxy rules allow companies to provide access to their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials, or Notice, instead of a paper copy of this proxy statement, a proxy card and our 2018 Annual Report to Stockholders. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail.
Our 2018 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2018. A copy of our 2018 Annual Report to Stockholders is available at www.hornbeckoffshore.com or may be requested from our Corporate Secretary as described elsewhere in the Proxy Statement.
It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy card as promptly as possible in the envelope provided, or submit your proxy by Internet or phone, as described in the proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.
On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Todd M. Hornbeck
Chairman, President and Chief Executive Officer

Hornbeck Offshore Services, Inc. Notice of Annual Meeting of Stockholders
April 26, 2019
Notice is hereby given that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 20, 2019, at 9:00 a.m. Central Time, in the Company’s corporate training room located at 103 Northpark Boulevard, Covington, Louisiana 70433, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.
to elect three Class I directors to serve on the Company’s Board of Directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal;

2.	to approve an amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan to increase the maximum number of shares available under the Plan;

3.	to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2019; and

4.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders should vote by following the Internet or phone voting instructions provided. If you have received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-paid, pre-addressed envelope provided for your convenience. Stockholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.
Only stockholders of record as of the close of business on April 22, 2019 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

Mark S. Myrtue
Treasurer and Corporate Secretary
Covington, Louisiana
April 26, 2019

IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION BY INTERNET OR PHONE EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION BY INTERNET OR PHONE SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

Hornbeck Offshore Services, Inc.
103 Northpark Boulevard, Suite 300
Covington, Louisiana 70433

 PROXY STATEMENT
April 26, 2019
 General Information
These proxy materials, together with the 2018 Annual Report to Stockholders, including financial statements, are being mailed to certain of our stockholders and will be made available on the Internet on or about April 26, 2019. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice. Stockholders will also have the ability to inform us whether to send future proxy materials electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.
Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it. Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a more timely manner and save us the cost of printing and mailing documents to you.
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Hornbeck Offshore Services, Inc. (“we”, “our”, “us”, “Hornbeck Offshore” or the “Company”), for the 2019 Annual Meeting of Stockholders to be held on June 20, 2019, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being made available to stockholders on or about April 26, 2019.
Record Date and Voting Securities
Stockholders of record as of the close of business on April 22, 2019 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. There were 37,850,256 shares of our common stock issued and outstanding on the Record Date. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.
Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access card.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposals relating to the approval of the amendment to the incentive compensation plan and to the ratification of the reappointment of independent registered public accountants and auditors. Shares represented at the Annual Meeting that abstain with respect to the proposals for binding votes will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against the amendment to the incentive compensation plan and the ratification of the reappointment of independent registered accountants and auditors. Except for the purposes of determining whether a quorum is present, as discussed below, broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of such proposals, and therefore will have no effect.

Quorum
Except as may be otherwise required by law or the Company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) or Fourth Restated Bylaws (“Bylaws”), as amended, the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.
How Your Proxy Will be Voted on Actions to be Taken
The Board of Directors is soliciting a proxy that will provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.
Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications on your returned proxy, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees;

•	"FOR" the amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan; and

•	“FOR” the ratification of the reappointment of independent registered public accountants and auditors.
We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy or submitting the proxy by Internet or phone, as described in the proxy card, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.
Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.
Proxy Solicitation
We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.
Stockholder Proposals
If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 by no later than December 27, 2019.
If you want to present a proposal at the 2020 Annual Meeting of Stockholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by March 20, 2020 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our Bylaws.
Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the designated proxies may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2019 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
Each year in connection with the annual meeting of stockholders, we are required to send to each stockholder of record a notice and access card to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access cards to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Hornbeck Offshore stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.
Proposal No. 1 – Election of Directors
Term of Directors
Our Certificate of Incorporation and Bylaws provide that the Board of Directors is classified into three classes. These are designated as Class I directors, Class II directors and Class III directors, with members of each class holding office for staggered three-year terms. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present, or by a sole remaining director.
There are currently three Class I directors, whose terms expire at the 2019 Annual Meeting of Stockholders, three Class III directors, whose terms expire at the 2020 Annual Meeting of Stockholders, and two Class II directors, whose terms expire at the 2021 Annual Meeting of Stockholders, or, in all cases, until such date that their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws.
Director Nominees and Voting
The Board of Directors has nominated for election as directors the three persons named below. Our Bylaws require that our directors be stockholders of the Company. Each of the nominees for election as Class I directors is currently on the Board and has indicated his willingness to continue to serve, if re-elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. If elected at the Annual Meeting, each of the three nominees will serve until the 2022 Annual Meeting of Stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal). See “Nomination Process” below for additional information on the nomination of directors.
If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.

The name, age as of April 22, 2019, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating/corporate governance committee that such nominee for Class I director should serve as a director of the Company are set forth below.
Bruce W. Hunt, 61, has served as one of our directors since August 1997 and was appointed lead independent director in May 2005. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997, each of which is an energy-related company. Mr. Hunt served as a director of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, from November 1992 to March 1996, when it merged with Tidewater Inc. (NYSE:TDW). In April 2012, Mr. Hunt was named as a director of ViewPoint Financial Group, Inc. (NASDAQ: VPFG), which subsequently became Legacy Texas Financial Group, Inc. (NASDAQ: LTXB).
Mr. Hunt is an experienced business leader with the skills and attributes necessary to be our lead independent director. As a director of ours for more than 21 years and as a director of the original Hornbeck Offshore Services, Inc., he has gained a deep understanding of our direction and goals and the Board’s ability to oversee our success. His experience in the energy industry, including with offshore service vessels, further augments his range of knowledge and insight relevant to our operations. Mr. Hunt is affiliated with the William Herbert Hunt Trust Estate, which has been one of our largest stockholders since August 1997. As such, Mr. Hunt is uniquely familiar with the Company since its inception and provides the perspective of a long-term significant stockholder. Mr. Hunt serves as the chairman of our nominating/corporate governance committee.
Kevin O. Meyers, Ph.D., 65, was appointed to our Board of Directors as a Class I Director in June 2011. Dr. Meyers is a consultant with over 35 years of experience in the oil and gas industry. He served as the Senior Vice President, Exploration and Production—Americas of ConocoPhillips (NYSE:COP), a publicly traded oil and gas company, from May 2009 until his retirement in December 2010. Before assuming that role, Dr. Meyers had been President of ConocoPhillips Canada from December 2006 until May 2009. From October 2004 to November 2006, he served as President of ConocoPhillips’ Russian and Caspian Region, based in Moscow, where he was responsible for exploration and production activities in the former Soviet Union and was the lead executive in Russia for the COP LUKOIL strategic alliance. Prior to moving to Russia, Dr. Meyers was President of ConocoPhillips Alaska, a position he had held since Conoco Inc. and Phillips Petroleum Company merged in 2002. Prior to the merger, Dr. Meyers had held a similar position with Phillips Petroleum Company. He held that position following the acquisition by Phillips Petroleum Company of certain Alaskan assets of the Atlantic Richfield Company, or ARCO. Dr. Meyers was President of ARCO Alaska from 1998 to 2000 and served in various other positions with ARCO from 1980 through 1998. Dr. Meyers also currently serves on the board of directors of Precision Drilling Corporation (NYSE: PDS), Denbury Resources Inc. (NYSE: DNR) and Hess Corporation (NYSE: HES). Dr. Meyers holds a doctorate in chemical engineering from the Massachusetts Institute of Technology and bachelor’s degrees in chemistry and mathematics from Capital University in Ohio.
Dr. Meyers brings to the Board significant major oil company executive experience and critical insights into the issues facing the global oil and gas industry from the perspective of our customers. This experience and perspective allows Dr. Meyers to make significant contributions as a critical member of the Board and the committees on which he serves.
Bernie W. Stewart, 74, has served as one of our directors since November 2001 and served as the Chairman of our Board from February 2002 to May 2005. Mr. Stewart was Senior Vice President, Operations of R&B Falcon Corporation (NYSE:FLC), a contract drilling company, and President of R&B Falcon Drilling U.S., its domestic operating subsidiary, from May 1999 until R&B Falcon Corporation merged with Transocean Sedco Forex Inc. (NYSE:RIG) in January 2001. Between April 1996 and May 1999, he served as Chief Operating Officer of R&B Falcon Holdings, Inc. and as its President from January 1998 until May 1999. From 1993 until 1996, he was Senior Vice President and Chief Operating Officer of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, where he was responsible for overall supervision of the company’s operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Since leaving R&B Falcon Corporation upon its merger with Transocean Sedco Forex, Mr. Stewart has been an independent business consultant.
Mr. Stewart’s more than 25 years of executive experience in the offshore energy industry brings to the Board critical insights into the operational requirements of a public offshore service vessel company. In addition, his experience as our former Chairman, one of our directors, and as an officer of the original Hornbeck Offshore Services, Inc., gives him a deep understanding of our operations and of the important role of the Board. Mr. Stewart serves as the chairman of our compensation committee.

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Nevertheless, the Board has adopted a policy that requires that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election tender his or her resignation for consideration by the nominating/corporate governance committee. The nominating/corporate governance committee shall recommend to the Board whether or not it should accept the tendered resignation. The Company will publicly disclose the Board's decision within 90 days of the certification of the election results.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the nominees.
Incumbent Class II Directors
The name, age as of April 22, 2019, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class II director are set forth below.
Larry D. Hornbeck, 80, has served as a director since August 2001. An executive with over 38 years of experience in the offshore supply vessel business worldwide, Mr. Larry Hornbeck was the sole founder of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 105 state-of-the-art offshore supply vessels operating worldwide. From its inception in 1981 until its merger with Tidewater Inc. (NYSE:TDW) in March 1996, Mr. Larry Hornbeck served as its Chairman of the Board, President and Chief Executive Officer. Following the merger, Mr. Larry Hornbeck served as a director and a member of the audit committee of Tidewater Inc. from March 1996 until October 2000. From 1969 to 1980, Mr. Larry Hornbeck served as an officer in various capacities, culminating as Chairman, President and Chief Executive Officer of Sealcraft Operators, Inc., a NASDAQ-listed publicly traded offshore service vessel company operating 29 geophysical and specialty service vessels worldwide. He served on the board of directors and as chairman of the compensation committee of Coastal Towing, an inland marine tug and barge company, from 1992 through 2003. Mr. Larry Hornbeck assisted in orchestrating the founding of the current Company and is the father of Mr. Todd M. Hornbeck, our Chairman, President and Chief Executive Officer.
In addition to the leadership roles in which Mr. Larry Hornbeck has served or currently serves, he has extensive involvement in international and domestic marine industry associations. Mr. Larry Hornbeck helped form and served on the boards of several marine industry associations, including the Offshore Marine Service Association, or OMSA and the National Ocean Industries Association, or NOIA. He also served on the board of directors of the American Bureau of Shipping, or ABS, and the International Support Vessel Owners Association, or ISOA. The relationships Mr. Larry Hornbeck formed in these organizations and in his leadership roles in public companies continue to benefit the Company to this day.
Mr. Larry Hornbeck brings to the Board a deep understanding of the operations of a public company in the offshore service vessel industry. With his many years of experience as both Chief Executive Officer and Chairman of the Board of the original Hornbeck Offshore Services, Inc. and of Sealcraft Operators, Inc., Mr. Larry Hornbeck brings not only management expertise, but unique technical knowledge of offshore service vessels and their application, construction and operation. This, combined with his years of experience as one of our directors and his continued active involvement in the Company, make him an invaluable contributor to our Board.
Steven W. Krablin, 69, was appointed to our Board of Directors as a Class II Director in August 2005. Mr. Krablin was the President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services Inc. (NASDAQ:TTES), a publicly held company that designed, manufactured, repaired and serviced products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas, from March 2009 until T-3 was acquired in January 2011. From April 2005 until joining T-3 Energy Services in March 2009, Mr. Krablin was a private investor. From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE:NOI), a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. Mr. Krablin currently serves on the board of directors of Chart Industries, Inc. (NASDAQ:GTLS) and Precision Drilling Corporation (NYSE: PDS). Mr. Krablin is a retired certified public accountant.
As an experienced financial and operational leader with a variety of public companies in the energy industry, Mr. Krablin brings a broad understanding of business globally, which is particularly important for our company, as we continue to expand our operations in foreign countries. Mr. Krablin brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. Drawing from that experience, he brings a unique perspective to the Board and the committees on which he serves.

Incumbent Class III Directors
The name, age as of April 22, 2019, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class III director are set forth below.
Todd M. Hornbeck, 50, has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, Mr. Todd Hornbeck was appointed Chief Executive Officer and in May 2005, he was appointed Chairman of the Board of Directors. Mr. Todd Hornbeck was employed by the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 105 offshore supply vessels operating worldwide, from 1991 to 1996, serving in various positions relating to business strategy and development. Following its merger with Tidewater Inc. (NYSE:TDW) in March 1996, he accepted a position as Marketing Director-Gulf of Mexico with Tidewater, where his responsibilities included managing relationships and overall business development in the U.S. Gulf of Mexico region. He remained with Tidewater until our formation. Mr. Todd Hornbeck currently serves on the board of directors of ISOA, OMSA and NOIA. Mr. Todd Hornbeck is the son of Mr. Larry D. Hornbeck, one of our directors.
As our co-founder, Mr. Todd Hornbeck brings his vision and goals for the Company to the Board. Under his leadership, we have expanded from a small private company to a large, global provider of technologically advanced offshore service vessels. Mr. Todd Hornbeck’s extensive experience in the offshore service vessel industry, and over 20 years leading our company, positions him well to serve as our Chairman, President and Chief Executive Officer. See also the section entitled “Board Structure, Risk Oversight, Committee Composition and Meetings” below.
Patricia B. Melcher, 59, has served as one of our directors since October 2002. She currently serves as Managing Partner of EIV Capital, LLC and Chief Executive Officer of EIV Capital Management Co., LLC, which manage EIV Capital Fund II, LP, EIV Capital Fund III, LP, EIV Capital Fund III-A, LP (together, EIV Funds II and III) and EIV Capital Fund, LP, respectively, private equity funds focused on making investments in the energy industry. She assumed her duties with EIV Capital, LLC upon the formation of EIV Capital Fund II, LP in July 2013, joined the management of EIV Capital Management Co., LLC in April 2009 and was named Chief Executive Officer in August 2009. Pursuant to her duties with respect to EIV Capital Fund, LP and EIV Capital Funds II and III, Ms. Melcher, from time to time, serves as a director of certain of its portfolio investment companies. From November 2004 through August 2009, she co-founded and managed Go Appetit Foods, LLC, a privately-owned company that developed and distributed innovative all-natural foods and beverages. From 1997 to 2006, Ms. Melcher served as the President of Allegro Capital Management, Inc., a privately-owned investment company focused on private equity investments in, and consulting to, energy-related companies. From 1989 to 1994, she worked for SCF Partners, L.P., an investment fund sponsor specializing in private equity investments in oilfield service companies. From 1986 to 1989, Ms. Melcher worked for Simmons & Company International, or Simmons, one of the largest investment banks providing services exclusively to the energy industry.
With over 32 years of experience as a private equity investor, consultant and investment banker, Ms. Melcher brings to the Board significant experience in evaluating the financial and operating performance of companies and assessing risks in the energy industry. In addition, Ms. Melcher’s past and current experience serving on the boards of for-profit as well as not-for-profit companies gives her a broad understanding of the financial needs and strategic priorities of companies in diverse industries, including oilfield services. Ms. Melcher’s management and energy finance experience make her particularly well-suited to be a member of our Board and a member and chairperson of our audit committee.
Nicholas L. Swyka, Jr., 75, was appointed to our Board of Directors as a Class III Director in February 2012. Mr. Swyka has over 30 years of energy related investment banking experience. From September 1999 until his retirement in June 2011, he served as Vice Chairman of Simmons. During this time, Mr. Swyka also served on Simmons’ Executive Management, Compensation and Underwriting Committees. From January 1987 until September 1999, he served as Managing Director and Co-Head of Investment Banking for Simmons. During that time, he functioned as senior team leader advising the Boards of Directors of both public and private energy companies on a significant number of energy industry transactions, including mergers, acquisitions and divestitures, as well as capital market transactions. Mr. Swyka served as an Advisory Director to Simmons until its acquisition by Piper Jaffray & Co. in February 2016. Mr. Swyka served on the Board of Directors and was chairman of the audit committee of Fairway Energy, LP., an energy storage and transportation company headquartered in Houston, Texas. Mr. Swyka served as an Advisory Director to the University of Texas Marine Science Institute and NOIA.  He is also past President and Chairman and currently serves on the Executive Committee of the Houston Ballet Foundation. Prior to joining Simmons, Mr. Swyka spent seven years with a major accounting firm, leaving as a senior manager, where he supervised the audits of private and public companies.

Mr. Swyka brings to our Board significant industry and capital markets experience, critical insights into the issues facing the global oil and gas industry, a proven track record of providing financial advisory services to the growing energy service sector and a personal knowledge, from having served as our financial advisor, of the history and the accomplishments of the original Hornbeck Offshore Services, Inc. and of our Company since its inception.
Board Structure, Risk Oversight, Committee Composition and Meetings
Our Board of Directors is comprised of eight members, including the Chairman, divided into three classes as described under “Term of Directors” above. Other than Mr. Todd Hornbeck, who serves as our President, Chief Executive Officer and Chairman, there are no other members of the Company’s management that serve on the Board. Six of the eight Board members are independent as contemplated under Commission and NYSE requirements. We have three committees of the Board—audit, compensation and nominating/corporate governance—that are comprised solely of independent directors, including their chairs. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of the NYSE. The Company has a lead independent director who chairs and oversees the executive sessions of the non-management directors (generally meeting at least quarterly) and independent directors (meeting at least annually). Of the seven non-management members of the Board, four have served as executive officers of public companies (two of whom have served in the combined positions of chairman and chief executive officer). All of our non-management directors, including the six independent directors, have significant experience with Board processes, and specifically their role and responsibilities in oversight on behalf of the Company’s stockholders. For additional information regarding our directors’ backgrounds, see “Term of Directors” above. The existence and leadership of our lead independent director, the committee chairs and the committee members, all being independent directors, and the six to two independent majority of the Board provides for substantial independent oversight of the Company.
In May 2005, the Board unanimously elected Mr. Todd Hornbeck as Chairman of the Board of Directors. Mr. Todd Hornbeck was the principal catalyst and visionary behind the creation of the Company as primarily a new generation offshore service vessel business and has been instrumental in the growth and development of the Company. He has served the Company as President since its founding in June 1997 and as Chief Executive Officer since February 2002. As President and Chief Executive Officer, Mr. Todd Hornbeck is responsible for the operation of the Company and the execution of the Company’s strategy. Over the years, he has demonstrated excellent executive management skills and has led the Company from a “greenfield” start-up to its present status as a publicly-held, NYSE-listed Company with 66 new generation OSVs and eight MPSVs with a net book value of $2.4 billion as of December 31, 2018. Under its fifth OSV newbuild program, the Company has contracted for the delivery of 19 new generation OSVs and five MPSVs. As of April 26, 2019, the Company has placed 22 of such vessels in service under this program. The remaining two are expected to be delivered in 2020. Given the growth of the Company, and the importance of the performance of the Company and the execution of corporate strategy in the Board’s considerations and duties, the Board believes that Mr. Todd Hornbeck is the person best qualified to serve as the Chairman of the Board. Additionally, it is the view of our Board that having Mr. Todd Hornbeck serve in the combined positions of President, Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders. It signals to our employees, suppliers, customers and the investment community that a single person is responsible for providing direction in the management of the Company’s operations and growth initiatives. Such a single leader helps avoid the potential for duplication of efforts, for confusing or conflicting senses of direction or for personality conflicts. Moreover, the structure of our Board and committees, the level of independence represented on each, the experience of our directors and our lead independent director balance and complement the combined offices of Chairman, President and Chief Executive Officer. The Board maintains the authority to modify this structure if and when the Board believes such modification would be in the best interests of the Company and its stockholders.
In addition to his leadership skills, the Company has benefited and continues to benefit from Mr. Todd Hornbeck’s experience with the original Hornbeck Offshore Services, Inc., a NASDAQ-listed company founded by his father, Mr. Larry Hornbeck, in 1981. The current Company carries the Hornbeck family name, uses the same horsehead logo and trademarks as the prior company and is able to benefit from long-standing working relationships with customers, vendors and Wall Street analysts, many of whom also had relationships with Messrs. Todd and Larry Hornbeck at the prior public company. Unlike other companies that are led by non-founding managers, the Company benefits to a substantial extent from the history, entrepreneurial spirit, industry expertise and leadership of its founder.
The Company’s leadership structure contributes to the manner in which the Board oversees risk by providing a high level of experience and independence to the process of risk oversight. The Board’s oversight of risk is centered principally on risks associated with the Company’s strategic plans, growth initiatives and financial results as well as risks attendant to the legal and regulatory environment in which the Company operates both domestically and abroad. The

Board performs this oversight role by receiving and discussing reports each quarter from executive management, including major risks confronting the Company. A specific report concerning legal compliance is given each quarter in which the Board is advised of the approach to managing any known material legal risks being faced by the Company. While operational risk management is overseen by executive management, the Board also receives periodic reports, including discussions of the management of operating risks and the strategies employed by the Company in order to mitigate those risks, such as the placement of insurance and contracting strategies. The audit committee enhances the Board’s oversight of risk management by regularly assessing the overall corporate “tone” for quality financial reporting and ethical behavior. Each quarter, the audit committee discusses with executive management, the internal auditors and the independent auditor the adequacy and effectiveness of the Company’s accounting and financial controls and, where appropriate, the Company’s policies and procedures that impact business risks and certain of the Company’s compliance programs. The Company’s compensation policies and practices are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. After reviewing the compensation policies and practices of the Company, the Board concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
The Board has determined that Ms. Patricia B. Melcher and Messrs. Bruce W. Hunt, Kevin O. Meyers, Steven W. Krablin, Bernie W. Stewart and Nicholas L. Swyka, Jr. are “independent” for purposes of Section 303A of the NYSE Listed Company Manual. The Board based its determinations of independence primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. No material relationships between the Company and any independent directors were discerned.
During 2018, our Board of Directors held five meetings and took action by unanimous written consent twice. All of the directors attended 100% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served. All directors are expected to attend Annual Meetings, and all of our directors attended our last Annual Meeting of Stockholders.
The Company has established Corporate Governance Guidelines, which may be found on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the NYSE Listing Standards. Pursuant to the Company’s Corporate Governance Guidelines, our non-management directors are required to meet in separate sessions without management on a regularly scheduled basis, but no less than four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. If the non-management directors include directors that are not independent directors (as determined by our Board), the independent directors are required to meet in at least one separate session annually that includes only the independent directors. Because the Chairman of the Board is also a member of management, the non-management directors’ and independent directors’ separate sessions are presided over by the Lead Independent Director or, in his absence, by an independent director elected by a majority of the independent directors.
Committees of the Board of Directors
Audit Committee
The Board of Directors has established an audit committee currently comprised of Ms. Melcher and Messrs. Hunt, Krablin, Stewart and Swyka with Ms. Melcher as Chair. The audit committee operates under a written charter adopted by the Board of Directors. The Board has determined that each director currently serving on the audit committee is independent for purposes of Section 10A(m)(3) of the Exchange Act, and Section 303A.07 of the NYSE Listed Company Manual and satisfies the financial literacy requirements of the NYSE. The Board has also determined that each of Ms. Melcher and Messrs. Krablin and Swyka qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Ms. Melcher and Messrs. Krablin and Swyka are financially literate and have accounting or related financial management expertise, as described in their biographical information under “Director Nominees and Voting,” above. The audit committee met five times during 2018 and took action by unanimous written consent once in 2018.
In addition to certain duties prescribed by applicable law, the audit committee is charged, under its written charter, to select and engage the independent public accountants to audit our annual financial statements, subject to stockholder ratification. The audit committee also establishes the scope of, and oversees the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and overseeing our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In doing so, it is the responsibility of the audit committee to maintain free and open communication among the audit committee, our independent auditors, the internal audit function and management of the Company. See “Audit Committee Report” below for further information on the functions of the audit committee.
Compensation Committee
The Board of Directors has established a compensation committee currently comprised of Messrs. Meyers, Stewart and Swyka, with Mr. Stewart as Chair. The compensation committee operates under a written charter adopted by the Board of Directors. In addition to certain duties prescribed by applicable law, the compensation committee is charged, under its written charter, to address all forms of compensation of the Company’s executive officers and directors. The compensation committee approves and monitors annual executive and director compensation for each year and as part of the Company’s annual budget process. The compensation committee has sole authority to retain compensation consultants and may not form or delegate authority to subcommittees without Board approval. See “Compensation Discussion and Analysis” below for additional information on the Company’s procedures for consideration and determination of executive and director compensation.
Our Board has determined that each member of the compensation committee meets the independence requirements of the NYSE. The compensation committee met four times during 2018 and took action by unanimous written consent once in 2018.
Nominating/Corporate Governance Committee
Our Board of Directors has also established a nominating/corporate governance committee, currently comprised of Messrs. Hunt, Krablin and Stewart, with Mr. Hunt as Chair. In addition to certain duties prescribed by NYSE listing requirements, the committee is charged, under its written charter, to develop, review and recommend to the Board a set of corporate governance principles for the Company, and to identify, review and recommend to the Board possible candidates for Board membership.
Our Board has determined that each member of the nominating/corporate governance committee meets the independence requirements of the NYSE. The nominating/corporate governance committee met twice during 2018 and did not act by unanimous written consent in 2018.
Availability of Certain Committee Charters and Other Information
The charters for our audit, compensation and nominating/corporate governance committees, as well as our Corporate Governance Guidelines, Procedures for Communication with Directors, Executive Officer Code of Conduct and Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. The code of conduct, titled "Navigating with Integrity," is applicable to all employees, including Executive Officers and, accordingly, to our Chief Executive Officer and to our Chief Financial Officer, who is our principal financial and accounting officer. We intend to disclose any changes to or waivers from the provisions of "Navigating with Integrity" or our Executive Officer Code of Conduct that would otherwise be required to be disclosed under Item 5.05 of a Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to Hornbeck Offshore Services, Inc., Attn: Samuel A. Giberga, General Counsel and Chief Compliance Officer, 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into this or any other filings we make with the Securities and Exchange Commission, or the Commission.
We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and any amendments to those reports and statements, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.
Nomination Process
It is our Board of Director’s responsibility to nominate members for election or re-election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The nominating/corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating/corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election or re-election to the Board at the annual meeting of stockholders. Having considered the qualifications of these individuals, in February 2019, the nominating/corporate governance committee approved the Class I director candidates, and recommended to the Board of Directors the re-election of the three candidates nominated above.
As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the nominating/corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws require at least four directors and allow for up to nine directors. At present, the Company has eight directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office. However, the number may be decreased below four or increased above nine only by the vote of holders of at least 80% of the shares entitled to vote thereon or the unanimous vote of the Board of Directors.
When formulating its recommendations for potential Board nominees, the nominating/corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants or other advisors as the nominating/corporate governance committee or the Board may deem appropriate.
Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com, are determined by the Board, with input from the nominating/corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating/corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and the Board’s needs warrant.
Nominations for Directors
The nominating/corporate governance committee will consider candidates for director nominees that are recommended by stockholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors, care of the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and be accompanied by the following information:

•
appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s).
The written recommendation should be submitted within the time frame described under the caption “Stockholder Proposals” above.
Communications with the Board of Directors
The Board of Directors, of which a majority are independent, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Corporate

Governance page of the Company’s website, www.hornbeckoffshore.com. The relevant document is titled “Procedures for Communication with Directors.”
In addition, stockholders, or other interested persons, wishing to communicate with our Board of Directors for anonymous complaints about accounting, internal controls and auditing issues may call the Company’s toll-free Ethics Helpline at 1-800-506-6374 as more particularly described on the Compliance link found on the Company’s website, www.hornbeckoffshore.com. Online reports may also be made anonymously by accessing our ethics reporting procedure available at www.hoscompliance.com. Our audit committee monitors these calls and online reports, if any. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Proposal No. 2 - Approval of an Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan to Increase the Maximum Number of Shares Available under the Plan
The Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, or the Plan or the Incentive Compensation Plan, provides for the issuance of incentive compensation, including equity-based awards, to our eligible employees, non-employee directors, and consultants. As of March 29, 2019, 344,587 shares remained available for issuance under the Plan. Due to the near depletion of the authorized pool of 4,950,000 shares available for award, for the last three years, the Company has not been in a position to use shares in order to award or settle Plan based compensation in the form of restricted stock units, stock options or other equity-settled awards.
As discussed below, the significant intended benefits of approving Proposal No. 2 are (i) to preserve cash liquidity and (ii) substantially minimize earnings and stock price volatility caused by GAAP treatment for certain cash-settled awards in what we hope will be a rising stock price environment over the next three years. Set forth in the "Benefits of Approving the New Shares" section below is an illustrative example of (i) the total amount of cash the Company would be required to pay in respect of outstanding awards (assuming various stock prices) if such awards continue to be settled in cash in lieu of shares, and (ii) the comparative GAAP treatment of the outstanding awards if such awards were hypothetically granted, earned and settled in shares (equity method) versus cash (liability method) for the date of their issuance.
The Company is now in the fifth year of an industry downturn that has severely impacted offshore energy activities. Over that period, its stock price has declined from $31.65 to as low as $1.08, and has averaged $8.97 per share. The Company believes it is possible that if a recovery in its market conditions should occur in the next one to three years, the currently unvested equity-based but cash-settled awards, which include phantom stock units and stock appreciation rights, or, collectively, the Outstanding Awards, could result in significant cash pay-outs to executives at a time when cash might be better utilized for other corporate purposes.
Once earned and vested, (i) each phantom stock unit, or PSU, represents the right to receive one share of the Company's common stock, cash equal to the fair market value of a share of common stock or any combination thereof as defined in the respective grant agreements and (ii) each stock appreciation right, or SAR, represents the right to receive an amount equal to the excess of the value of one share of the Company's common stock over the exercise price of the SAR in cash, shares of the Company's common stock or any combination thereof. In each case, the mix of settlement consideration is in the sole discretion of the Company, subject to authorized share availability.
We are seeking stockholder approval of a proposal to increase the number of shares available for issuance under the Plan by 7,000,000 shares, or the New Shares, which shares can be utilized for settlement of existing phantom awards and the potential issuance of new share-settled awards in future years. If approved, after giving effect to the issuance of these 7,000,000 shares, such shares would represent approximately 15.6% of the Company’s pro forma outstanding shares of common stock.
Purpose of the Increase
We are seeking stockholder approval of the New Shares as a means to settle all of the Outstanding Awards in stock rather than cash and for additional share-settled equity-based awards that may be issued in the future. The Outstanding Awards currently provide that, to the extent earned, they will be settled in cash, shares of the Company's common stock or any combination thereof in the sole discretion of the Company, subject to authorized share availability. Absent approval of the New Shares, the Outstanding Awards are presently intended to be settled in cash.

However, if the New Shares are approved, they will be used to settle the Outstanding Awards, which is permitted (but not required) under the existing terms of the Outstanding Awards. Any excess New Shares (which could occur, for example, if the Outstanding Awards are not fully earned or due to shares being withheld at vesting to settle cash payroll tax withholdings) may be used to make future share-settled awards under the Plan, possibly for as many as three additional years. For the reasons set forth below, we believe that approval of the New Shares will benefit the Company and its stockholders.
Description of the Outstanding Awards
The compensation committee believes that granting equity-based awards to our senior management team is critical to the successful execution of the Company’s business strategy. Equity-based awards align the interests of our senior management team with our stockholders, motivate our senior management team to preserve and increase our share value and reward our senior management team for efforts to preserve and increase our share value. Our compensation committee believes that market competitive equity-based awards continue to be critical to our long-term success even when our share price has substantially declined due to extremely distressed offshore energy industry market conditions beyond the control of management. Consistent with this belief, the compensation committee has granted the Outstanding Awards to our named executive officers and certain other members of our management team during 2017, 2018 and 2019.
The following table sets forth certain information about the Outstanding Awards and the New Shares:

Summary of Outstanding Awards(1)	Target Units Granted 100%	Projected Vesting 113%	Maximum Vesting 150%
Time-based PSUs (2)	228,986	228,986	228,986
Time-based PSUs (3)	3,454,944	3,454,944	3,454,944
Performance-based PSUs (4)	1,394,240	1,575,491	2,091,360
SARs (5)	1,601,223	1,601,223	1,601,223
Total	6,679,393	6,860,644	7,376,513
Remaining shares available under the plan	344,587	344,587	344,587
Number of New Shares	7,000,000	7,000,000	7,000,000
(1) This summary does not include 139,581 shares of time-based restricted stock units, or RSUs, that may only be settled in the Company's common stock, and have already been accounted for in the calculation of the remaining shares available for issuance under the Plan.
(2) These time-based PSUs represent awards granted to certain employees (other than executive officers) have a value equal to the Company's 10-day trailing average closing stock price on the vesting date(s) and may be settled in cash, stock or any combination thereof in the sole discretion of the Company on the vesting date(s) defined in the respective grant agreements, subject to authorized share availability. Excluded from this number are 157,181 PSUs granted to certain employees (other than executive officers) that only provide for settlement in cash.
(3) These time-based PSUs granted to named executive officers and one additional executive officer have a value equal to the Company's 10-day trailing average closing stock price on the vesting date(s) and may be settled in cash, stock or any combination thereof in the sole discretion of the Company on the vesting date(s) defined in the respective grant agreements, subject to authorized share availability.
(4) These performance-based PSUs granted to named executive officers and one additional executive officer are dependent on 1) such officer's service for three years from the date of grant and 2) the Company's achievement of key performance indicators on or before the third anniversary of the grant date. These awards may vest from 0% to 150% of the target number of units, based on the achievement of the pre-defined performance criteria. At March 31, 2019, internal forecasts projected these awards to vest at 113% of target. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date defined in the respective grant agreements, and may be settled in cash, stock or any combination thereof in the sole discretion of the Company, subject to authorized share availability.
(5) The exercise price for each outstanding SAR is $1.38 per share.

Benefits of Approving the New Shares
We believe there are significant potential benefits to the Company and its stockholders if the New Shares are approved.

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If the New Shares are approved, the Outstanding Awards will be settled through the use of shares of our common stock, rather than cash. Thus, the Company can retain the cash that would otherwise be used to settle the Outstanding Awards and use that cash for other more strategic corporate purposes, including debt retirement. The total amount the Company would be required to pay in respect of the Outstanding Awards based on various assumed per-share prices ($10, $15 and $20 per share) for illustrative purposes is reflected in the "Cash-Settled" columns in the table below.

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Cash-settled awards are re-measured quarterly for changes in the stock price during the current quarter from the previous quarter's level and also for a cumulative catch-up to adjust life-to-date stock-based compensation expense for each grant based on the 10-day trailing average stock price prior to each quarter-end. Future increases or decreases in such average stock price can be highly volatile and will commensurately impact stock-based compensation expense (and thus G&A expense). Accordingly, absent approval of the New Shares, our stock-based compensation expense will continue to cause volatile swings in our quarterly operating results and EBITDA both up and down. This volatility creates additional challenges to management and investors’ efforts to accurately compare the Company’s financial results against our peers who are not faced with the same variability in their G&A expense, and could result in stock price fluctuations not based on offshore industry market conditions or the Company’s actual performance. Allowing the Outstanding Awards to be settled in shares should significantly decrease, if not entirely eliminate, this volatility.

The following table is an illustration of the GAAP treatment of the Outstanding Awards as though 100% of them were hypothetically granted, earned and settled in shares (equity method) versus in cash (liability method) from the date of their issuance. In the share-settled scenario, we have illustrated the non-cash stock-based compensation expense required by GAAP equal to the grant date value upon issuance, which does not vary over the settlement period. In the cash-settled scenario, we have illustrated the total amount of cash required to be paid and stock-based compensation expense required by GAAP under three different assumed average settlement-date stock prices, which are marked-to-market each quarter throughout the settlement period.

Description of Outstanding Awards	Share-Settled (Equity Method)	Cash-Settled (Liability Method)
	Grant Date Value ($)(1)	Assumed Settlement-Date Stock Prices
		$10/share price	$15/share price	$20/share price
Performance-based PSUs (2)	$6,331,497	$13,942,400	$20,913,600	$27,884,800
Time-based PSUs	7,587,747	36,839,300	55,258,950	73,678,600
SARs	1,713,309	13,802,542	21,808,657	29,814,772
Total stock-based compensation expense	$15,632,553	$64,584,242	$97,981,207	$131,378,172
Total cash required to be paid upon settlement	N/A	$64,584,242	$97,981,207	$131,378,172

(1) Grant Date Values for PSUs were calculated using the closing stock price on the date of the grant multiplied by the number of units granted. Grant Date Values for the SARs were calculated using the Black-Scholes model value as of the grant date.
(2) These performance-based PSUs are reported at target award levels. These awards may vest from 0% to 150% of the target number of units, based on the achievement of the pre-defined performance criteria.
In addition, as discussed further below, absent the ability to settle the Outstanding Awards with newly authorized shares of common stock, the Outstanding Awards will continue to cause earnings and stock price volatility due to the GAAP accounting treatment for cash-settled versus share-settled awards. Under the liability method of accounting for cash-settled equity awards, the Company would be required to book a commensurate amount of stock-based compensation expense as the hypothetical values illustrated in the above table, whereas, stock-based compensation under the equity method of accounting for share-settled awards, once set, does not vary at all from quarter to quarter.
As a result, we believe that, rather than waiting for stock price recovery, it is timely to seek stockholder approval now (as described below) to minimize the extreme volatility in operating results caused by GAAP for cash-settled phantom stock units that would be faced in a rising stock price environment and to relieve the Company of potentially large cash-payment obligations that would result from a significant recovery of the Company’s stock price. For these reasons, in February 2019, our Board of Directors approved a proposal to amend the Plan to increase the maximum number of shares of common stock of the Company that may be delivered pursuant to awards granted under the Plan. In April 2019, the amount of the increase in authorized shares was finalized to be increased by 7,000,000 shares (from 4,950,000 to 11,950,000). A copy of the amendment is attached hereto as Appendix A. We must receive stockholder approval to amend the Plan; otherwise, the Plan will continue in place as it currently exists, and all Outstanding Awards will be settled in cash and accounted for under the liability method for stock-based compensation.
We are asking you to authorize an increase of 7,000,000 shares for immediate and future issuance under the Plan. If approved, after giving effect to the issuance of these 7,000,000 shares, such shares will represent approximately 15.6% of the Company’s pro forma outstanding shares of common stock. This increase will be used to settle the Outstanding Awards upon vesting and for additional share-settled equity-based awards that may be issued in the future. In addition, any shares of common stock that are either forfeited, or tendered or withheld in order to satisfy payment of the withholding tax obligations of a participant in connection with such participant's awards, will be available for future awards under the Plan. The Company anticipates that the requested number of shares for the Plan will be sufficient to settle the Outstanding Awards, as well as future awards, with shares of common stock and to meet the needs of our long-term incentive program for at least three years assuming an average stock price of $5.00 or greater, an average tax withholding rate of 31% or greater, and performance-based vestings of Outstanding Awards at projected levels of 113%. The Company may also continue to issue cash-settled awards in the future, as necessary or deemed advisable by our compensation committee.
Material Terms of the Plan
The following is a summary of the key provisions of the Plan, and the summary and descriptions are qualified by reference to the terms of the Plan.
Purpose. The purposes of the Plan are to (i) promote the interests of the Company and its stockholders by enabling the Company and each of its subsidiaries to attract, motivate and retain their respective employees and non-employee members of the Board of Directors by offering such employees and non-employee directors time-based or performance-based stock incentives and other equity interests in the Company, along with other incentive awards; (ii) compensate certain consultants providing services to the Company by offering such consultants performance-based stock incentives and other equity interests in the Company, along with other incentive awards that recognize the creation of value for the stockholders of the Company and (iii) promote the Company’s long-term growth and success.
Types of Awards and Eligibility. Under the Plan, employees of the Company and its subsidiaries, non-employee directors, and consultants are eligible to participate in the Plan and receive awards. As of March 31, 2019, 1,074 employees, seven non-employee directors and an advisory director were eligible to participate in the Plan. Awards can take the form of options, stock appreciation rights, or SARS, stock (including restricted stock), restricted stock units, phantom stock units and other awards, any of which may be performance-based awards. An option issued under the Plan may take the form of an incentive stock option, or ISO, which complies with the requirements of Section 422 of the Code, or a nonqualified stock option, or NQSO. Options and SARs may be granted to any individual eligible to participate in the Plan except that ISOs may only be granted to employees of the Company or its subsidiaries. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates shall cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise shall terminate. The payment of the appreciation associated with the exercise of a SAR may be made by the Company in shares of common stock of the Company, cash or a combination of both common stock and cash at the Company’s discretion.
A stock award may be granted to any individual eligible to participate in the Plan. A stock award will entitle a recipient to receive shares of common stock of the Company subject to such forfeiture restrictions as our Board of Directors or the compensation committee may determine at the time of grant. Such forfeiture restrictions or conditions may be based on the continued employment or service of the award recipient and/or the achievement of pre-established performance goals or objectives.
A PSU is a grant representing the right to receive the fair market value of a specified number of shares of common stock of the Company, subject to such vesting requirements as the Board of Directors or the compensation committee may determine. These requirements may include continued service or employment for a specified period and/or achievement of pre-established performance goals or objectives. PSUs may be granted to any individual eligible to participate in the Plan. PSUs will be settled upon vesting by paying the cash equivalent of the value of the award or, in the discretion of the Company, by issuing shares of common stock of the Company on a one-for-one basis. A participant to whom PSUs are granted will not have any rights as a stockholder with respect to the units, unless and until they are settled in shares of common stock of the Company.
A restricted stock unit is a grant representing a specified number of hypothetical shares of common stock of the Company, the vesting of which is subject to such requirements as the Board of Directors or the compensation committee may determine, and may be granted to any individual eligible to participate in the Plan. These requirements may include continued service or employment for a specified period and/or achievement of pre-established performance goals or objectives. Upon or after vesting, restricted stock units will be settled in shares of common stock of the Company, cash, or a combination of both common stock and cash at the Company’s discretion. A participant to whom restricted stock units are granted will not have any rights as a stockholder with respect to the units, unless and until they are settled in shares of common stock of the Company, although at the discretion of the Board of Directors or the compensation committee, the recipient of a restricted stock unit award may be entitled to a dividend equivalent right.

Performance awards may be denominated or payable in cash, shares of common stock of the Company (including, without limitation, shares of restricted stock), other securities, other awards, or other property. Performance awards confer on the award recipient the right to receive a dollar amount or number of shares upon the attainment of performance measures during a specified performance period, as established by the Board of Directors or the compensation committee.
Performance Goals. The performance goals for awards have traditionally intended to qualify as “performance-based compensation” under Section 162(m) of the Code. For taxable years beginning after December 31, 2017, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, such that compensation paid to our named executive officers in excess of $1,000,000 per fiscal year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. For all outstanding awards that still qualify for transition relief under section 162(m), as amended, the performance goals were established by our compensation committee in accordance with Section 162(m) of the Code and the applicable Treasury regulations. At the end of the applicable performance period, our compensation committee will approve the attainment of the performance goals and the number of shares or cash payable upon attainment of such goals.
Shares Available for Award. A total of 4,950,000 shares of our common stock have been authorized by the stockholders for issuance under the Plan. If Proposal No. 2 is approved by the stockholders, an additional 7,000,000 shares of our common stock will be authorized for issuance under the Plan.
Common stock that is related to awards that (i) are forfeited or canceled or terminate or expire prior to the issuance of the common stock, or (ii) are settled in cash will again be available for future awards under the Plan. In addition, common stock that is tendered or withheld in order to satisfy payment of (i) the exercise price of an option, or (ii) the withholding tax obligations of a participant, will be available for future awards under the Plan. To the extent any such add back rule constitutes a “formula” that would result in a “material revision” of the Plan, as defined in the NYSE listing rules applicable to equity-based compensation plans of the Plan, the “formula” has been limited to a period of not more than ten years following the stockholder approval of the Plan in order to comply with such listing rules.
The Plan provides for appropriate adjustments to the shares available under the Plan and the awards under the Plan in the event of a merger, consolidation, conversion, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.
Termination and Amendment. The Plan may be amended or terminated by the Board of Directors at any time. However, no award that is outstanding under the Plan may be modified, impaired or canceled adversely to the participant without the participant’s consent, including in the event of such a Plan amendment or termination. In addition, our stockholders must approve any amendment to increase the number of authorized shares under the Plan, to change the individuals eligible to participate in the Plan, or to adopt any amendment which requires stockholder approval under NYSE rules.
Acceleration of Awards. The compensation committee has the discretion to amend or modify outstanding awards, including the discretion to accelerate the vesting of unvested awards in the case of termination of employment and to waive vesting conditions under certain circumstances, provided that such amendment or modification would not violate the requirements of Section 409A of the Code.
Transferability. Awards are generally not transferable except by will or by the laws of descent and distribution; however, the Plan provides that awards may be transferable pursuant to a valid court order incident to a divorce. In addition, the compensation committee may, in its discretion, authorize all or a portion of any award that is not an ISO to be granted on terms that permit certain limited transfers. The Company has not issued incentive stock options, or ISOs, in the past 10 years.
Federal Income Tax Consequences
Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to awards granted under the Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on various factors and the participant’s particular circumstances. This summary is based on present laws, regulations and interpretations and is not a complete description of federal tax consequences. This summary of federal tax consequences may change in the event of a change in the Code or regulations thereunder or interpretations thereof. We urge participants in the Plan to consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of awards made under the Plan prior to taking action with respect to an award. The Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

Non-qualified Stock Options (NQSOs). An award recipient will not be subject to tax at the time an NQSO is granted, and no tax deduction is then available to the Company. Upon the exercise of an NQSO, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the holder’s ordinary income, and the Company will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the award recipient as either capital gain or capital loss.
ISOs. An award recipient will not be subject to regular income tax at the time an ISO is granted or exercised, and no tax deduction is then available to the Company; however, the recipient may be subject to the alternative minimum tax, or AMT, on the excess of the fair market value of the shares received upon exercise of the ISO, or the ISO Shares, over the exercise price. Upon disposition of the shares acquired upon exercise of an ISO, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the recipient has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by the Company or a subsidiary at all times from the grant date until the date three months before the date of exercise (one year in the case of disability). If the recipient disposes of the ISO Shares without satisfying both the holding period and employment requirements, the recipient will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the ISO Shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or loss, respectively. The Company is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the ISO Shares acquired pursuant to such exercise, except to the extent that the recipient recognizes ordinary income upon disposition of the shares. The difference between the exercise price of an ISO and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is a certain percentage of an individual taxpayer’s alternative minimum taxable income. The AMT is lower than regular tax rates but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when the participant sells the ISO Shares by the excess of the fair market value of the ISO Shares as of the date of exercise over the amount paid for the ISO Shares.
Payment of the Exercise Price With Stock. If an award recipient surrenders common stock which the award recipient already owns as payment for the exercise price of a stock option, the award recipient will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount includible in the award recipient’s taxable income upon receipt of such shares. The award recipient’s holding period for such shares will commence on the day of such exercise. However, if the award recipient surrenders ISO shares as payment for the exercise price of a stock option and the award recipient has not held the ISO shares for at least two years following the date of grant of the ISO and at least one year following the date of exercise of the ISO, the award recipient will generally recognize ordinary compensation income with respect to the surrender of the ISO Shares equal to the excess of the fair market value of the surrendered ISO Shares (determined as of the date on which the ISO relating to the ISO Shares was exercised) over the exercise price of the ISO relating to the surrendered ISO Shares. The tax basis of that number of shares received upon exercise of the stock option equal to the number of ISO Shares surrendered will equal the award recipient’s basis in the surrendered ISO Shares, plus the amount of ordinary compensation income recognized by the award recipient. The award recipient will recognize no gain with respect to the remaining shares received, the tax basis of such shares will be equal to the amount includible in the award recipient’s taxable income upon receipt of such shares, and the holding period of such shares will begin on the day of such exercise. Upon disposition of the shares acquired upon exercise of the option, the award recipient will recognize gain or loss, depending on the value of the shares at disposition.
Stock Awards. An award recipient will be taxed on the fair market value of the shares of stock in the taxable year in which the date of grant occurs, unless the underlying shares are substantially nonvested (i.e. both nontransferable and subject to a substantial risk of forfeiture). However, an award recipient who wishes to recognize compensation income with respect to substantially non-vested shares in the taxable year in which the date of grant occurs may do so by making a Section 83(b) Election. A Section 83(b) Election is made by filing a written notice with the IRS office where the award recipient files his or her federal income tax return. The notice must be filed within 30 days of the award recipient’s receipt of the stock and must meet certain technical requirements. An award recipient who is subject to Section 16(b) of the Exchange Act who receives stock will recognize ordinary income equal to the fair market value of the shares of stock received at the later of (i) the applicable date on which the Section 16(b) restrictions expire or (ii) the earlier of: (a) the date on which the shares are transferable or (b) the date on which the restrictions lapse, unless the award recipient makes a Section 83(b) Election to report the fair market value of such shares received as ordinary income in the taxable year of receipt. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided that the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code. Upon the sale or disposition of shares of stock, an award recipient will recognize taxable income equal to the difference between the amount realized by the award recipient on the disposition of the stock and the award recipient’s basis in the stock. The basis of the restricted shares in the hands of the award recipient will be equal to the fair market value of the shares of stock on the date the award recipient recognizes ordinary income as described above. The gain or loss will be taxable to the award recipient as a capital gain or deductible by the award recipient as a capital loss (either short-term or long-term, depending on the holding period of the stock), provided that the award recipient held the stock as a capital asset. During the period in which an award recipient holds stock, prior to the lapse of the restrictions, if dividends are declared but not distributed to the award recipient until the restrictions lapse, the dividends will be treated for tax purposes by the award recipient and the Company in the following manner: (i) if the award recipient makes a Section 83(b) Election to recognize income at the time of receipt of the stock, the dividends will be taxed as dividend income to the award recipient when the restrictions lapse and the Company will not be entitled to a deduction and will not be required to withhold income tax, or (ii) if the award recipient does not make a Section 83(b) Election, the dividends will be taxed as compensation to the award recipient when the restrictions lapse and will be deductible by the Company and subject to applicable federal income tax withholding at that time. If, instead, the Company pays dividends to the award recipient prior to the lapse of the restrictions and the award recipient makes a Section 83(b) Election, the dividends will be taxed as dividend income at the time of payment and will not be deductible by the Company. Conversely, if the award recipient does not make a Section 83(b) Election, the dividends will be taxed as compensation to the award recipient at the time of payment and will be deductible by the Company and subject to applicable federal income tax withholding at that time.
Restricted Stock Unit Awards. An award recipient who is awarded restricted stock units will not recognize taxable income at the time of grant. An award recipient is taxed upon receipt of payment for an award of restricted stock units, which payment may be in shares of the Company’s common stock or cash. Upon receipt of payment for an award of restricted stock units, the fair market value of the shares or the amount of cash received will be taxed to the award recipient at ordinary income rates. However, if any shares used as payment for restricted stock units are nontransferable and subject to a substantial risk of forfeiture, the taxable event is deferred until either the restriction on transferability or the risk of forfeiture lapses. The basis of any shares used as payment for restricted stock units will be equal to the fair market value of the shares on the date the award recipient recognizes ordinary income as described above. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided that the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code. If the award recipient receives a dividend equivalent right, such dividend equivalent right will be taxed as compensation to the award recipient (1) at the time of receipt (if the dividend equivalent right is not subject to a substantial risk of forfeiture, such as vesting conditions), or (2) at the time the applicable restrictions lapse (if the dividend equivalent right is subject to a substantial risk of forfeiture), and will be deductible by the Company and subject to applicable federal income tax withholding at the time it is taxed to the recipient. Upon the sale or disposition of shares of the Company’s common stock used as payment for an award of restricted stock units, an award recipient will recognize taxable income or loss equal to the difference between the amount realized by the award recipient on the disposition of the stock and the award recipient’s basis in the stock. The gain or loss will be taxable to the award recipient as a capital gain or deductible by the award recipient as a capital loss (either short-term or long-term, depending on the holding period of the shares of common stock), provided that the award recipient held the shares as a capital asset.
Stock Appreciation Rights and Phantom Stock Units. Award recipients will not realize taxable income upon the grant of a SAR or PSU. The federal income tax consequences to a participant of the exercise of a SAR or settlement of a PSU will vary depending on the form of payment. If the SAR or PSU is settled in cash or shares of the Company’s common stock that are substantially vested, the award recipient must include in gross income an amount equal to the value of the consideration received upon such exercise or settlement. If the SAR or PSU is settled in shares of the Company’s common stock and the shares are substantially nonvested, then the results discussed above under “Restricted Stock” regarding the taxation of restricted stock and “Section 83(b) Elections” will apply. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code.

Performance Awards. Historically, in order for awards granted under the Plan to qualify as performance-based awards under Section 162(m) of the Code, the grant or vesting of such awards must be subject to the achievement of performance goals based upon the attainment of specified levels of one or more performance measures, as specified in the Plan. In addition, for taxable years beginning after December 31, 2017, the award must also have been granted pursuant to a written, binding contract in effect on or before November 2, 2017. Otherwise, performance-based awards are treated identically to non performance-based awards under Section 162(m) of the code. Performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the compensation committee for a performance period. Such performance measures may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Company generally.
Section 162(m) of the Code
Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 per fiscal year to a named executive officer employed by the Company at year-end. For taxable years beginning after December 31, 2017, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, such that compensation paid to our named executive officers in excess of $1,000,000 per fiscal year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
As part of its responsibilities, the compensation committee has historically reviewed and considered the deductibility of compensation paid to executive officers under Section 162(m) of the Code, and, generally, has endeavored to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. The compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, the Company’s interests are best served by approving compensation for its executive officers that does not meet the requirements of Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017. The amount of compensation paid to an officer that exceeds $1,000,000 for a given fiscal year will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved and will likely approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes. Further, the compensation committee reserves the right to modify compensation that was initially intended to be exempt from section 162(m) if it determines that such modifications are consistent with the Company's business needs.
Section 409A of the Code
Section 409A of the Code, which was enacted as part of the American Jobs Creation Act in late 2004, substantially changes the federal income tax law applicable to nonqualified deferred compensation, including certain equity-based compensation. It is the intent of the Company that no awards under the Plan be subject to Section 409A of the Code unless and to the extent that the compensation committee specifically determines otherwise. The terms and conditions of any award made that the compensation committee determines will be subject to Section 409A of the Code will be set forth in the applicable award agreement and will be designed to comply in all respects with Section 409A of the Code.

Future Plan Benefits
The table below sets forth the following information regarding equity awards granted under the Incentive Compensation Plan: (i) the total number of shares needed to settle all of the currently Outstanding Awards held by the persons or groups of persons set forth below, and the value of such Outstanding Awards, and (ii) the number of shares subject to equity awards granted solely during the year ended December 31, 2018 to the persons or group of persons set forth below, and the value of such 2018 awards. Except with respect to non-employee directors (as further described below), no determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and, therefore, the benefits to be awarded under the Plan, which are subject to the discretion of the compensation committee, are not determinable at this time.

Name and Position	Value of Outstanding Awards ($)(1)	Total Shares (#)(3)	Value of 2018 Grants ($)(1)	2018 Shares (#)(3)
Named Executive Officers:
Todd M. Hornbeck, Chairman, President and Chief Executive Officer	$3,034,792	2,447,413	$1,055,564	851,261
Carl G. Annessa, Executive Vice President and Chief Operating Officer	1,151,005	928,230	430,504	347,181
James O. Harp, Jr., Executive Vice President and Chief Financial Officer	1,151,005	928,230	430,504	347,181
Samuel A. Giberga, Executive Vice President, General Counsel and Chief Compliance Officer	935,193	754,188	349,785	282,085
John S. Cook, Executive Vice President, Chief Commercial Officer and Chief Information Officer	935,193	754,188	349,785	282,085
All current executive officers as a group (including Named Executive Officers identified above) as a group	7,998,505	6,450,407	2,912,115	2,348,480
All current non-employee directors who are not executive officers, as a group (2)	-	-	-	-
Each other person who has received 5% or more of the options, warrants or rights	-	-	-	-
All employees who are not executive officers, as a group	283,943	228,986	136,013	109,688
(1) The Value of Outstanding Awards and Value of 2018 Grants were calculated using (i) a stock price of $1.24 per share, which was the closing price of the Company's common stock on the New York Stock Exchange on March 29, 2019, and (ii) with respect to performance-based awards, assuming target level of performance.
(2) Non-employee directors were each granted $90,000 in cash in lieu of equity-based compensation in 2018, paid quarterly. Assuming the New Shares are approved by our stockholders, should the Company decide to resume settling such directors' quarterly grants in the Company's common stock, the number of shares that would be granted and awarded each quarter would be calculated by dividing $22,500 by the closing stock price on the date of the grant. No longevity awards for our non-employee directors are scheduled to be granted until 2020.
(3) Represents the number of shares underlying the Outstanding Awards reflected in the above table.
With respect to non-employee directors, under the equity compensation program of the non-employee director compensation policy, as currently in effect, each non-employee director is entitled to receive quarterly grants comprised of the number of shares of common stock equal to $25,000 divided by the closing stock price on the applicable grant date. In February 2015, due to weak market conditions, the non-employee directors voluntarily elected to reduce such quarterly grants for the period of the industry downturn by 10% to $22,500. The current policy provides that the compensation committee may determine to issue cash awards in lieu of the equity awards otherwise provided for. As noted above, similar to the recent awards to executive officers, the compensation committee has been making these quarterly awards to non-employee directors as cash awards due to the near depletion of the authorized pool of shares available for award. The non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units, options to purchase shares of common stock and cash paid under the equity compensation program equaling 25% of the shares of restricted stock, restricted stock units, options and cash granted or paid to such director under the equity compensation program over the previous three years. Upon completion of five years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units, options to purchase shares of common stock and cash paid under the equity compensation program equaling 50% of the shares of restricted stock, restricted stock units, options and cash granted or paid to such director under the equity compensation program over the previous five years less the number of shares of restricted stock, restricted stock units, options and cash granted or paid under the equity compensation program after three years of service as a longevity award. Thereafter, upon completion of each successive period of five years of service, a non-employee director would be granted shares of restricted stock, restricted stock units, options to purchase shares of common stock and cash paid under the equity compensation program equaling 50% of the shares of restricted stock, restricted stock units, options and cash granted or paid to such director over the previous five years.

The Company has not granted any stock options since 2011. All currently outstanding stock options are held by our named executive officers. The following table sets forth the number of shares subject to the options held by each of our named executive officers:

Name and Position(1)	Total Shares Subject to Options (#)
Named Executive Officers
Todd M. Hornbeck, Chairman, President and Chief Executive Officer	83,266
Carl G. Annessa, Executive Vice President and Chief Operating Officer	36,605
James O. Harp, Jr., Executive Vice President and Chief Financial Officer	36,605
Samuel A. Giberga, Executive Vice President, General Counsel and Chief Compliance Officer	17,699
John S. Cook, Executive Vice President, Chief Commercial Officer and Chief Information Officer	10,727
(1) The following persons and group of persons do not hold options: (i) current directors who are not executive officers, (ii) nominees for election as a non-employee director, (ii) associates of any of the Company’s directors, executive officers or nominees for election as a director has been granted any stock option, and (iii) employees (other than our named executive officers).
Securities Authorized for Issuance Under Equity Compensation Plans
In addition to the Incentive Compensation Plan discussed above, the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or the ESPP, was adopted in 2005. On June 18, 2015, our stockholders amended the ESPP to (i) increase the number of shares available for sale under the ESPP to 2,200,000 shares of common stock to eligible employees of the Company and its designated subsidiaries and (ii) extend the term of the ESPP to June 18, 2025. The ESPP is a separate plan from the Company’s Incentive Compensation Plan, and shares available for issuance under the ESPP may not be issued under the Incentive Compensation Plan. As of December 31, 2018, the Company had available 697,219 shares for future issuance under the ESPP.
The following table summarizes information as of December 31, 2018, about our Incentive Compensation Plan and ESPP:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	573,362	$24.86	2.1	966,924
Equity compensation plans not approved by security holders	—	—	—	—
Total	573,362			966,924

(1)	This amount includes:

•	184,902 shares issuable upon the exercise of outstanding stock options; and

•	388,460 shares governed by RSUs granted in 2016 and 2017.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account RSUs, since these awards have no exercise price.

(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account RSUs.

(4)	This amount includes 269,705 and 697,219 shares of common stock available for future issuance under the Incentive Compensation Plan and the ESPP, respectively, as of December 31, 2018.

The following table summarizes information as of March 31, 2019, about our Incentive Compensation Plan and ESPP:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	324,483	$24.86	2.0	1,041,806
Equity compensation plans not approved by security holders	—	—	—	—
Total	324,483			1,041,806

(1)	This amount includes:

•	184,902 shares issuable upon the exercise of outstanding stock options; and

•	139,581 shares governed by RSUs granted in 2017.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account RSUs, since these awards have no exercise price.

(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account RSUs.

(4)	This amount includes 344,587 and 697,219 shares of common stock available for future issuance under the Incentive Compensation Plan and the ESPP, respectively, as of March 31, 2019.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required for approval of the amendment to the Plan.

The Board of Directors unanimously recommends that the stockholders vote “FOR” approval of the fifth amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan.

Proposal No. 3 – Selection and Ratification of the Independent Registered Public Accountants and Auditors
Our audit committee and Board of Directors seek stockholder ratification of the reappointment of Ernst & Young LLP to act as the independent registered public accountants and auditors of our consolidated financial statements for the 2019 fiscal year. If the stockholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider this appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.
Independent Auditors and Fees
Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditors in 2002. The audit committee approved the reappointment of Ernst & Young LLP as independent registered public accountants and auditors for the 2019 fiscal year, subject to ratification by the stockholders.
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Year Ended December 31,
	2018	2017
Audit fees (1)	$539,011	$563,600
Audit related fees (2)	16,700	54,375
Tax fees (3)	202,535	200,464
Total	$758,246	$818,439

(1)
Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(2)
Audit related fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)
Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance related to the impact of mergers and acquisitions, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.
The audit committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for fiscal year 2019.

EXECUTIVE OFFICERS
The names, ages as of April 22, 2019, position and other information concerning our executive officers are set forth below.

Name	Age	Position
Todd M. Hornbeck	50	Chairman, President and Chief Executive Officer (CEO)
Carl G. Annessa	62	Executive Vice President and Chief Operating Officer (COO)
James O. Harp, Jr.	58	Executive Vice President and Chief Financial Officer (CFO)
Samuel A. Giberga	57	Executive Vice President, General Counsel (GC) and Chief Compliance Officer (CCO)
John S. Cook	50	Executive Vice President, Chief Commercial Officer (CCO) and Chief Information Officer (CIO)
Timothy P. McCarthy	51	Executive Vice President and Chief Human Resources Officer (CHRO)

Todd M. Hornbeck has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. In May 2005, he was appointed Chairman of the Board. Until February 2007, he also served as our Secretary. Please refer to “Proposal No. 1 - Election of Directors - Director Nominees and Voting” above for additional information with respect to Mr. Todd Hornbeck’s background and experience.
Carl G. Annessa has served as our Chief Operating Officer since February 2002. Mr. Annessa was appointed Executive Vice President in February 2005. Prior to that time, Mr. Annessa served as our Vice President of Operations beginning in September 1997. Mr. Annessa is responsible for executive oversight of our fleet operations and for oversight of design and implementation of our vessel construction programs. Prior to joining us, he was employed for 17 years by Tidewater Inc. (NYSE:TDW) in various technical and operational management positions, including management of large fleets of offshore supply vessels in the Arabian Gulf, Caribbean and West African markets, and was responsible for the design of several of Tidewater’s vessels. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater. Mr. Annessa received a degree in naval architecture and marine engineering from the University of Michigan in 1979.
James O. Harp, Jr. has served as our Chief Financial Officer since January 2001. Mr. Harp was appointed Executive Vice President in February 2005. Prior to that time, Mr. Harp served as our Vice President beginning in January 2001. Before joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001, and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. During his investment banking career, Mr. Harp worked extensively with marine-related oil service companies, including as our investment banker in connection with our private placement of common stock in November 2000. From July 1982 to June 1997, he held roles of increasing responsibility in the tax section of Arthur Andersen LLP, ultimately serving as a Tax Principal, and had a significant concentration of international clients in the oil service and maritime industries. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a privately held seismic brokerage company that he co-founded. Mr. Harp is an inactive certified public accountant in Louisiana.
Samuel A. Giberga has served as our General Counsel since January 2004. Mr. Giberga was appointed Executive Vice President and Chief Compliance Officer in June 2011. Prior to that time, Mr. Giberga served as our Senior Vice President beginning in February 2005. Prior to joining us, Mr. Giberga was engaged in the private practice of law for 14 years. Mr. Giberga was a partner in the New Orleans-based law firm of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix from February 2000 to December 2003 and served as a partner at Rice, Fowler, Kingsmill, Vance & Flint, LLP from March 1996 to February 2000. During his legal career, Mr. Giberga has worked extensively with marine and energy service companies in a variety of contexts with a significant concentration in general business, international and intellectual property matters. He was also a co-founder of Maritime Claims Americas, L.L.C., which operates a network of correspondent offices for marine protection and indemnity associations throughout Latin America. From June 2005 through February 2007, Mr. Giberga served as a director of the American Steamship Owners Mutual Protection and Indemnity Association Inc. (the American Club), a mutual protection and indemnity association in which the Company’s principal operating subsidiaries were then entered as members. Mr. Giberga occasionally serves as an adjunct professor in intellectual property law matters at Loyola University Law School in New Orleans.
John S. Cook has served as our Chief Information Officer since May 2002. Mr. Cook was appointed Executive Vice President and Chief Commercial Officer in February 2013. Prior to that time, Mr. Cook served as our Senior Vice President beginning in May 2008. Mr. Cook was initially designated an executive officer and appointed a Vice President in

February 2006. Before joining us, Mr. Cook held roles of increasing responsibility in the business consulting section of Arthur Andersen LLP from January 1992 to May 2002, ultimately serving as a Senior Manager. During his consulting career, Mr. Cook assisted numerous marine and energy service companies in various business process and information technology initiatives, including strategic planning and enterprise software implementations. Mr. Cook is an inactive certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.
Timothy P. McCarthy has served as our Chief Human Resources Officer since 2012. Mr. McCarthy was appointed Executive Vice President in June 2015. Prior to that time, Mr. McCarthy served as our Senior Vice President beginning in July 2012. Mr. McCarthy served as our Vice President and Chief Accounting Officer from March 2008 to July 2012. He joined us in May 2002 as Corporate Controller and served in that capacity until March 2008. Before joining us, Mr. McCarthy held roles of increasing responsibility in the assurance practice section of Arthur Andersen LLP from July 1994 to May 2002, ultimately serving as an Experienced Manager. Previously, he served in the foreign joint interest accounting group with Ocean Drilling and Exploration Company. He is an inactive certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants, the Society of Louisiana Certified Public Accountants and the Society for Human Resource Management.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes important elements of our executive compensation program and compensation decisions for our named executive officers, or NEOs, in fiscal year 2018. The compensation committee of our Board of Directors, or the Committee, working with management, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.
Fiscal Year 2018 Named Executive Officers

Todd M. Hornbeck; Chairman, President, and Chief Executive Officer
Carl G. Annessa; Executive Vice President and Chief Operating Officer
James O. Harp, Jr.; Executive Vice President and Chief Financial Officer
Samuel A. Giberga; Executive Vice President, General Counsel and Chief Compliance Officer
John S. Cook; Executive Vice President, Chief Commercial Officer and Chief Information Officer

 Philosophies and objectives of the Company’s executive compensation program
The Company’s executive compensation programs reflect its entrepreneurial culture and philosophy that executives, including our named executive officers, 1) are hired to devise and execute strategies that create long-term stockholder value consistent with the Company’s mission statement and our core values; and 2) are appropriately rewarded for doing so. The objectives of our executive compensation programs are 1) to attract and retain executives that possess abilities essential to the Company’s long-term competitiveness and success; 2) to support a performance-oriented environment; and 3) to create a culture of ownership allowing executives to share meaningfully with stockholders in the long-term enhancement of stockholder value. All of this is considered with a view toward the industry's ultimate return to more normal operating conditions.
The Company’s compensation program for executive officers rewards the following attributes:

•
Financial Performance. The Company rewards decision-making that is designed to achieve operating results that increase stockholder value over the long-term and compare favorably to the operating results of our peers.

•
Excellence. The Company expects its executive officers to discharge their duties with excellence and professionalism. The Company expects a high level of enthusiasm, integrity, diligence, analytical rigor, business acumen and attention to detail.

•	Leadership. Executives of the Company are expected to demonstrate leadership.

•	Teamwork. Executives are evaluated as members of a team, not merely as individuals.

•
Loyalty. We promote a culture of ownership throughout the Company and reward employees, including our named executive officers, who remain dedicated to the Company over the long-term with equity ownership opportunities as well as other forms of long-term compensation.

•	Prudent Operating Practices. The Company expects executive decision-making that promotes safe, effective, compliant and prudent work practices.
The elements of compensation used by the Company
The Company’s executive compensation program is comprised of the following elements:

•	Base Salary

•	Cash Incentive Compensation and, when appropriate, Cash Bonuses

•	Equity Incentive Compensation

•	Benefits and Certain Perquisites
General. The compensation committee considers Company information, historical compensation information about each executive officer, data derived from market sources, including data regarding peer companies and current industry conditions, as points of reference for the appropriate mix of compensation elements. Historically, total annual cash compensation, which consists of base salary, cash incentive compensation and bonuses, has been targeted above the median of the Industry Peer Group (as defined below) while equity incentive compensation has been targeted at or above the seventy-fifth percentile of the Industry Peer Group. Total direct compensation, which includes both total annual cash compensation and equity incentive compensation, but excludes other compensation, has been targeted historically between the sixtieth and seventy-fifth percentiles of the Industry Peer Group for our named executive officers. During 2018, the compensation committee relied less on peer group information, given that two of the three Direct Peer Group companies had recently emerged from bankruptcy, which resulted in their compensation arrangements being made outside of the ordinary course.
A discussion concerning how we conduct comparisons with other companies, including our use of compensation consultants and our Industry Peer Group, is provided in the sections entitled “How and when we have used a compensation consultant” and “How and why we benchmark executive compensation against our peers” below.
Base Salary. The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the compensation committee. In determining individual salaries, the compensation committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to peer and competitor companies, including the Industry Peer Group, and the Company’s annual financial budget. In addition, the compensation committee considers the overall performance of the Company and the recommendations of the Chief Executive Officer concerning the compensation of the other executive officers.
As a result of weak market conditions that began in 2014 and are continuing, effective January 1, 2015, the named executive officers voluntarily offered to reduce their base salaries. Such reduction was subsequently ratified by the compensation committee. For the period of the industry downturn, the chief executive officer voluntarily agreed to reduce his base salary by 15%, whereas, each of the other executive officers voluntarily reduced his base salary by 10%. These base salary reductions also have the effect of reducing each officer's annual non-equity incentive compensation and long-term incentive grants, which are based on a multiple of base salary. The 2018 and 2017 base salaries in the table below reflect the reduced base salaries for the Company's named executive officers.

Executive	Title	2018 Base Salary	2017 Base Salary
Todd M. Hornbeck	Chairman, President & CEO	$637,500	$637,500
Carl G. Annessa	Executive Vice President & COO	360,000	360,000
James O. Harp, Jr.	Executive Vice President & CFO	360,000	360,000
Samuel A. Giberga	Executive Vice President, GC & CCO	292,500	292,500
John S. Cook	Executive Vice President, CCO & CIO	292,500	292,500

Cash Incentive Compensation and Bonuses. The Company utilizes non-equity incentive compensation, also referred to herein as "cash incentive compensation," in order to incentivize the achievement of specific results each year and the relative out-performance of our peers for the applicable measurement period. The percentage of base salary that can be achieved and the program for awarding annual cash incentive compensation is identical for all of our executive officers, as set forth in the table below. The Company's compensation program historically called for the award of target cash incentive compensation for relative achievement based on four components: (i) EBITDA, (ii) operating margin, (iii) total recordable incident rate, or TRIR, and (iv) the discretion of the compensation committee.  However, due to the market downturn and our changing industry landscape, EBITDA and operating margin have become less relevant as short-term measures while our TRIR remains vital to our commercial competitiveness. Accordingly, in 2018, the EBITDA and Operating Margin components remained suspended, and the Company maintained the increased weighting of the discretionary component and TRIR at 75% and 25%, respectively. The discretionary component allows the compensation committee to examine management's performance using full hindsight and knowledge of the most relevant performance metrics under extraordinary industry conditions. These changes, which were implemented in 2017, are intended to motivate management to continue to make decisions that advance the long-term success of the Company and prevent decision making motivated by unrealistic business plan targets in order to achieve short-term compensation targets. The compensation committee will annually revisit whether to change the vesting criteria or otherwise adjust the weighting of the discretionary and TRIR components as market conditions evolve. We refer to each of the discretionary component and the TRIR component percentages herein as an "Applicable Percentage."
For the non-discretionary component, achievement of a component "threshold" metric earns cash incentive compensation of 50% of base salary multiplied by the Applicable Percentage, achievement of the component "target" metric earns cash incentive compensation of 100% of base salary multiplied by the Applicable Percentage, and achievement of the component "maximum" metric earns cash incentive compensation of 150% of base salary multiplied by the Applicable Percentage, with the cash incentive compensation interpolated on a straight-line basis for target results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.
The Safety target uses annual industry safety benchmarks of IADC, OMSA, ISOA and IMCA. Because the Company has usually outperformed these industry safety benchmarks, the compensation committee has historically conditioned the maximum incentive for this component on the Company outperforming by 10% its own trailing three-year average TRIR. However, in 2018, in an effort to place an even greater emphasis on the preservation of our executive team's focus on efficient, safe and environmentally sound operations, the compensation committee changed the methodology for determining the maximum safety metric to be 10% better than the average of the three best annual TRIRs achieved by the Company in the most recent ten years. This change in methodology for determining the maximum safety metric resulted in a more difficult standard of TRIR necessary to achieve the maximum potential vesting for that factor.
The following table sets forth the threshold, target and maximum metrics as a percentage of base salary and relative weighting that were used for the non-discretionary component of cash incentive compensation for 2018.

Component	Weighting	Threshold Metric (50%)	Target Metric (100%)	Maximum Metric (150%)
Safety	25%	TRIR less than the lowest average of all four annual safety benchmarks for any year falling within the most recent three years compiled by IADC, OMSA, ISOA and IMCA.	TRIR less than the lowest of any one of the four annual safety benchmarks for any year falling within the most recent three years compiled by IADC, OMSA, ISOA or IMCA.	TRIR at least 10% less than the Company's three best annual TRIRs achieved in the last ten years.
A discussion concerning our use of the total recordable incident rate in connection with compensation-related matters is found in the section entitled “How and why we use our performance measures to determine whether incentive cash compensation has been earned.”
For 2018, the Company’s total recordable incident rate was 0.12, which was one of the best annual TRIRs in the Company's history. This performance entitled each of the executive officers to receive cash incentive compensation at the maximum metric in accordance with the TRIR vesting criteria.
The second component of cash incentive compensation, comprising 75% of the aggregate potential cash incentive pay that can be earned, is awarded at the discretion of the compensation committee. For 2018 performance, the compensation committee considered the performance of each executive individually as well as the executive team as a whole, together with recommendations of the chief executive officer, in determining whether, and if so, to what extent the discretionary award would be made. The compensation committee took into account the continued progress toward the completion of the fifth newbuild program, the Company's overall performance in relation to its peers, the continued actions taken by the executive management team to reduce costs as the current down cycle persisted, the implementation of incentive programs which resulted in one of the best TRIRs in the Company's history and the progress made thus far in on-going liability management efforts. The compensation committee elected to award 50% of the discretionary component of cash incentive compensation for 2018, which resulted in a combined weighted-average cash incentive compensation payout of 75% of base salaries for 2018.

In extraordinary circumstances, such as the Company’s initial public offering of common stock in 2004, the Sea Mar acquisition in 2007 and the 2013 sale of the Downstream segment, the compensation committee can, and has, awarded event-driven or accomplishment-specific bonuses to the executive officers independent of the cash incentive compensation derived under the formulaic approach. No such bonuses were awarded to the named executive officers for 2018.
Equity Incentive Compensation. The Company believes that the interests of stockholders are best served when a meaningful portion of executive and management compensation is tied to equity ownership. Pursuant to the Company’s Incentive Compensation Plan, discussed in further detail in Proposal No. 2, above, the compensation committee is authorized to grant stock options, stock appreciation rights, RSUs, PSUs and other equity-based awards. The Company has historically used a combination of stock options, RSUs and PSUs as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value. The Company uses equity incentive compensation, with vesting based on time, performance or both, as a means of encouraging a “culture of ownership” among employees, including our named executive officers. The compensation committee believes that by using equity-based forms of incentive compensation, the interests of the Company’s stockholders and the Company’s management employees remain aligned over the long-term. The compensation committee exercises discretion in determining the number and type of equity awards to be given to our executive officers as long-term incentive compensation. In exercising its discretion, the compensation committee considers a number of factors, including individual responsibilities, industry conditions, competitive market data, stock price performance, and individual and Company performance. Subject to the express provisions of the incentive compensation plan and direction from the Board, the compensation committee is authorized, among other things, (i) to select the executive officers to whom equity awards will be granted; (ii) to determine the type, size, terms and conditions of equity awards to executive officers including vesting provisions and whether such equity awards will be time or performance-based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment of executive officers.
The compensation committee’s practice has been to award RSUs and PSUs based on a price equal to the NYSE’s closing price of the Company’s common stock on the effective date of the grant. Such grants are typically made to executive officers at the February meetings of the Board and the compensation committee each year, which usually precede the public announcement of the Company’s fourth quarter results for the prior year by a few days.
For awards made in the February 2018 grant process, the compensation committee considered two significant developments. First, given the significant decline in the market price of the Company's common stock, the Company's depleted level of shares available to be granted and the significant dilution likely to result from large quantities of RSU grants, the compensation committee deemed it in the best interest of the Company to solely grant PSUs in 2018. As in 2017, when the compensation committee began to issue larger quantities of PSUs as part of its executive long-term incentive compensation structure, the compensation committee again considered the potential for large cash payments to our named executive officers should the Company's stock price recover significantly by the PSU vest dates. The committee maintained its previous view that such an event was only likely to coincide with a market recovery, mitigating the impact of a cash payout. Nevertheless, the compensation committee also reserved its right to settle the awards in stock should the committee deem stock-settlement of the awards to be in the best interest of the Company at the time of vesting. Second, the compensation committee considered that two of the Company's three Direct Peers and one of its significant privately held direct peers sought and received bankruptcy protection during 2017 or 2018, which resulted in a significant loss to their stockholders while also resulting in replenished executive management compensation agreements and substantial management retention and emergence bonuses for such peers. Recognizing that was not the case for the Company, and in light of management’s success thus far in the negotiation and implementation of various phases of the Company's on-going liability management efforts, the compensation committee concluded to continue recognizing management's alignment with stockholders through the retentive qualities of long-term incentive compensation. The compensation committee also considered a study previously conducted by our compensation consultant, Pearl Meyer & Partners, or PMP, in late 2013 relative to our Industry Peer Group. In February 2014, the compensation committee changed the ratio of time-based to performance-based awards from 70%-30% to 60%-40% and this ratio has been maintained since such change. The ratio of time-based to performance-based awards, while reduced, still favors time-based awards, emphasizing the retentive quality of equity-based compensation. Given the voluntary base salary and cash incentive compensation reductions in 2015 that have continued through 2016, 2017 and 2018 and considering the large number of PSUs awarded on account of the low stock price, the compensation committee decided to retain the 60%-40% ratio, which supports the Company's need to retain executive talent in the short and long-term.
Performance-based PSUs granted to executive officers in February 2018 vest from 0% to 150% of the target number of units, on the third anniversary of the grant date, based on the achievement of pre-defined performance criteria discussed below. While historically, these awards have been based on Adjusted ROIC, relative operating margin and relative safety metrics, the current market conditions have presented management with challenges not measurable by ROIC or operating margins. Accordingly, in 2017, the compensation committee suspended our relative ROIC and relative Operating Margin criteria, kept the Safety criteria and added a new, event-driven performance-vest metric of successfully refinancing our 2019 and 2020 senior notes without utilizing a court-supervised restructuring on or before the 3-year cliff vesting date of February 14, 2020. For the awards made in the 2018 grant process, this event-driven performance-vest metric was expanded to include the successful refinancing of all three of our 2019, 2020 and 2021 senior notes without a court-supervised restructuring by the 3-year cliff vesting date of February 6, 2021 (collectively, the "Refinancing" criteria). The compensation committee adopted these measures in order to incentivize a resolution of debt maturities in a manner that protects the long-term interests of stockholders as much as prudently possible. These awards are weighted 75% and 25% for the Refinancing and relative Safety criteria, respectively.
For the Refinancing criteria, the award shall vest at 150% of the target number of units based on a successful refinancing; provided, however, that the Committee retains the discretion to reduce the Refinancing vesting percentage to any percentage between 150% and 50%, inclusive of such percentages, which strengthens incentives for a resolution most favorable to the Company.
For the Safety criteria, the performance-based unit awards granted in February 2018 will vest based on the achievement during the three-year measurement period of the following threshold, target and maximum vesting metrics. Achievement of a TRIR equal to or less than the lowest three-year average of all four of the comparable industry safety benchmarks set forth by IADC, OMSA, ISOA and IMCA for the three fiscal years ended during the measurement period would result in the threshold vesting of 50% of the target number of units. Achievement of a TRIR equal to or less than the lowest three-year average of any one of the four comparable industry safety benchmarks set forth by IADC, OMSA, ISOA or IMCA for the three fiscal years ended during the measurement period would result in the target vesting of 100% of the target number of units. Because the Company has usually outperformed these industry safety benchmarks, the compensation committee has historically conditioned the maximum incentive for this component on the Company outperforming by 10% its own trailing three-year average TRIR. However, in 2018, in an effort to place an even greater emphasis on the preservation of our executive team's focus on efficient, safe and environmentally sound operations, the compensation committee changed the methodology for determining the maximum safety metric to a more difficult standard of TRIR necessary to achieve the maximum potential vesting for that factor. Accordingly, achievement of a TRIR that is 10% better than the average of the three best annual TRIRs achieved for the immediate prior ten-year measurement period ended December 31, 2017, comprised of the ten consecutive fiscal-year periods ended December 31, 2008 through 2017, would result in the maximum vesting of 150% of the target number of units. The specific amount of vesting is interpolated on a straight-line basis for results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.
The February 2017 and 2018 awards of time-based and performance-based RSUs and PSUs to our named executive officers were apportioned as set forth in the table below. The quantity of time-based and performance-based RSUs and PSUs granted is determined by dividing the grant date value of such awards by the then-current stock price. The long-term incentive compensation opportunities in terms of grant date values for each of our named executive officers, which are a function of target multiples of their base salaries, have been the same each year since 2015. Therefore, during times in which the stock price is high, the quantity of such awards will be lower; and, conversely, during times in which the stock price is low, the quantity of such awards will be higher. While the target grant values of the February 2017 and 2018 awards as of the respective grant dates were equal, the quantity of time-based and performance-based RSUs and PSUs granted increased in 2018, compared to 2017, due to a decrease in the Company's stock price from the 2017 grant date to the 2018 grant date. For these awards, the target grant values for our chief executive officer and other named executive officers were reduced by 15% and 10%, respectively, commensurate with their voluntarily reduced base salaries for 2017 and 2018. The time-based RSUs and PSUs vest in three equal tranches on the first, second and third anniversary dates of the grant. The performance-based awards cliff vest as described above.

The performance-based awards in the following table reflect target award levels.

Executive	2017 Time-Based RSUs	2017 Time-Based PSUs	2017 Performance-Based PSUs	2018 Time-Based PSUs	2018 Performance-Based PSUs
Todd M. Hornbeck	123,653	123,653	164,871	510,757	340,504
Carl G. Annessa	50,431	50,431	67,241	208,309	138,872
James O. Harp, Jr.	50,431	50,431	67,241	208,309	138,872
Samuel A. Giberga	40,975	40,975	54,634	169,251	112,834
John S. Cook	40,975	40,975	54,634	169,251	112,834

As of December 31, 2018, the Company had no outstanding performance-based RSUs. The Company had outstanding performance-based PSUs issued in February 2016, 2017 and 2018. These awards have vested or may vest over periods ranging from February 2019 to 2021. The table below illustrates the vesting of the performance-based awards for all named executive officers, as well as the estimated aggregate vesting that would have occurred for the outstanding awards if the performance measurement date was December 31, 2018 for the performance-based awards granted in February of 2016, 2017 and 2018.

Grant Year	Target Units Granted	% of Units To Vest
2016 (1)	469,308	113%
2017 (2)	408,621	113%
2018 (3)	843,916	113%

(1)
Performance-based PSUs granted to executive officers in February 2016 are dependent on 1) such officer’s service for three years from the date of grant and 2) the Company’s achievement of three 3-year average key performance indicators on the third anniversary of the grant date. This award may vest from 0% to 150% of the target number of units, based on the achievement of the pre-defined performance criteria. Based on internal forecasts as of December 31, 2018, these awards issued by the Company were projected to achieve and did, in fact, achieve an aggregate vesting of 113% in February 2019. The closing price of the Company's stock price on February 16, 2016 was $6.06.

(2)
Performance-based PSUs granted to executive officers in February 2017 are dependent on 1) such officer’s service for three years from the date of grant and 2) the Company’s achievement of two key performance indicators on the third anniversary of the grant date. This award may vest from 0% to 150% of the target number of units, based on the achievement of the pre-defined performance criteria. Based on internal forecasts as of December 31, 2018, these awards issued by the Company are currently projected to achieve an aggregate vesting of 113% in February 2020. The closing price of the Company's stock price on February 14, 2017 was $6.96.

(3)
Performance-based PSUs granted to executive officers in February 2018 are dependent on 1) such officer’s service for three years from the date of grant and 2) the Company’s achievement of two key performance indicators on the third anniversary of the grant date. This award may vest from 0% to 150% of the target number of units, based on the achievement of the pre-defined performance criteria. Based on internal forecasts as of December 31, 2018, these awards issued by the Company are currently projected to achieve an aggregate vesting of 113% in February 2021. The closing price of the Company's stock price on February 6, 2018 was $3.37.

In addition to the performance-based PSUs discussed above, in February of 2016 and 2017, the executive officers were granted time-based RSUs, and in February of 2016, 2017 and 2018, the executive officers were granted time-based PSUs, all of which are reflected in both the 2018 Summary Compensation Table and the 2018 Outstanding Equity Awards at Fiscal Year End table, below.

Benefits and Perquisites. The Company provides the executive officers and other employees with certain perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Company does not gross-up for taxes payable in respect of perquisites received. The following table generally identifies the Company’s benefit plans and identifies those employees who may be eligible to participate. The executive officers participate in the following benefit plans in the same manner that our employees do, except where noted as below:

Benefit Plan	Executive Officers	Certain Managers	Full-time Employees	Notes
Medical Insurance	X	X	X	(1)
Dental Insurance	X	X	X	(1)
Vision Insurance	X	X	X	(1)
Employee Assistance Plan	X	X	X
Life and Disability Insurance	X	X	X	(2)
Flexible Spending Accounts	X	X	X
Employee Stock Purchase Plan (ESPP)	X	X	X	(3)
401(k) Plan	X	X	X	(4)

(1)	In 2018, Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook had a supplemental medical insurance policy that pays all eligible out-of-pocket medical, dental and vision expenses.

(2)
The executive officers, the Company’s Vice Presidents, and certain other officers have Company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $300,000. All other employees have Company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $100,000. In addition, the executive officers, the Company’s Vice Presidents, and certain other officers are eligible to receive disability benefits as long as they are disabled from performing their own occupation. For all other employees, they are entitled to disability benefits up to 36 months if they are disabled from performing their own occupation, and after 36 months they must be unable to work in any occupation.

(3)
The Company may offer to sell at a discount up to 2,200,000 shares of stock to eligible employees (including our executive officers). The ESPP is intended to encourage an equity stake in the Company, aligning employee interests with those of our our stockholders.

(4)
Prior to 2015, the Company offered a 401(k) Plan "matching contribution" to all eligible employees, however, the 401(k) matching contribution has been suspended since January 1, 2015 due to the industry downturn.

The Company believes it should provide limited perquisites for executive officers. As a result, the Company has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisite	Executive Officers	Certain Managers	Certain Full Time Employees
Company Vehicle	X	Not offered	X
Vehicle Allowance	Not offered	X	X
Supplemental Medical Insurance	X	Not offered	Not offered
Country Club Memberships	Not offered	Not offered	Not offered
Dwellings for Personal Use	Not offered	Not offered	Not offered
Security Services	Not offered	Not offered	Not offered
Supplemental Executive Retirement Program (SERP)	Not offered	Not offered	Not offered
Deferred Compensation Plan	X(1)	Not offered	Not offered

(1)
A Deferred Compensation Plan was adopted by the Board of Directors during 2007. However, no matching provision has been authorized under the plan and, to date, no executive has availed himself of plan participation.

Changes to our Executive Compensation Program in 2019. The compensation committee continues to review our executive compensation program to ensure it meets the Company’s dual objectives of management retention and stockholder alignment. In light of sustained weak market conditions, in early 2019, the compensation committee, working in tandem with outside counsel retained to review the Company's compensation practices and with the CEO, has decided to modify the Company’s executive compensation program to continue to meet such objectives in the following respects:

•
Changed the ratio of long term-incentive awards from 60% time-vesting PSUs and 40% performance-vesting PSUs to 60% time-vesting PSUs and 40% time-vesting SARs. The PSUs and SARs will time-vest in three equal tranches on the 1st, 2nd and 3rd anniversary dates of the grant date, and may be settled in cash, stock or any combination thereof at the Company's discretion, subject to authorized share availability. We believe that granting SARs aligns interests of management and stockholders and promotes the retention of our executives through the inclusion of time-vesting elements.

•
Modified our short-term cash incentive compensation for cash payments to be earned and paid on a quarterly basis with quarterly goals based on specific revenue and safety metrics. We believe placing a greater emphasis on our quarterly results will lead to enhanced potential to achieve our full-year goals and promote retention of our executives.

•
Changed vesting range for short-term cash incentive compensation back to 0% to 200% from 50% to 150% and eliminated the maximum vesting opportunity to earn 150% under the long-term incentive compensation program.

•
Granted a bonus in March 2019 to each of our named executive officers equal to 100% of his base salary, offset by a commensurate reduction in the target grant value of such executive's long-term incentive opportunity for the March 2019 equity-based award. Such bonuses are subject to clawback in the event the executives voluntarily resign or are involuntarily terminated for cause before the one-year anniversary of the grant of such bonus. We believe such bonuses, subject to the clawback provision, are in-line with our philosophy of balancing our dual objectives of pay-for-performance and retention of our executives in light of prevailing market conditions currently facing the Company and the offshore energy industry.

How the elements of compensation fit into our overall compensation objectives
Consistent with the Company’s compensation philosophy and objectives discussed above, the compensation committee believes that its use of the primary components of compensation described above provides competitive salaries, allows opportunities for significant cash incentive compensation to encourage short-term performance and establishes significant long-term equity incentive opportunities aligned with stockholder interests.
The role of the compensation committee.
Our compensation committee is comprised solely of directors who (i) meet the independence requirements of Section 303A of the NYSE Listed Company Manual, the provisions of Section 952 of the Dodd-Frank Act, and any rules or regulations promulgated thereunder, (ii) qualify as “Non-Employee Directors” under Rule 16b-3 of the Exchange Act, and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee is responsible for 1) establishing and administering an overall compensation program for our executive officers and approving all compensation for executive officers; 2) establishing and administering the Company’s policies governing annual cash compensation and equity incentive awards for employees other than executive officers and 3) administering the Company’s incentive compensation and certain employee benefit plans. The compensation committee meets multiple times each year to analyze and discuss the Company’s compensation plans, proposals and other compensation-related issues. From time to time, it also engages in informal sessions with and without executive management. These sessions usually coincide with the Company’s annual budget process. At the regular meeting of the compensation committee in February of each year, the compensation committee determines and approves the award, if any, of prior year cash incentive compensation. In addition, typically at its February meeting, the compensation committee determines the current year’s annual compensation for our executive officers, including the establishment of base salaries, determination of any potential cash incentive compensation targets and participation levels of each named executive officer and approval of long-term incentive compensation awards. The compensation awards approved by the committee are part of the annual budget approved by the Board. When appropriate, the compensation committee recommends to the full Board of Directors compensation or benefit policies or plans or amendments to existing policies or plans and amendments to employment agreements with executive officers. The Chief Executive Officer reviews the performance of the other executive officers and recommends to the compensation committee the base salary, cash incentive compensation, equity incentive compensation and other benefits for such officers. The compensation committee considers the Chief Executive Officer’s recommendations when establishing the base salary, cash incentive compensation, equity incentive compensation and other benefits for the other executive officers.
The compensation committee analyzes tally sheets that are prepared by management. The purpose of these tally sheets is to compile in one place, segregated by compensation elements, the amount of actual compensation that each of our executive officers was paid in the prior year and the potential compensation proposed to be paid in the current year. The tally sheets help ensure that there is a correlation between the Company’s compensation philosophy and objectives and the actual compensation of our executives. These tally sheets reflect all compensation and related commitments for executive officers, including base salary, annual performance-based cash incentives, cash bonuses, if applicable, outstanding and proposed equity awards including, as applicable, stock options, restricted stock awards, RSUs and PSUs, benefits and perquisites. The tally sheets may also include the amounts that our executive officers would receive in the event of a termination in their employment or change in control of the Company. The tally sheets are intended to provide the compensation committee with a comprehensive single point of reference for all of the compensation earned by or proposed for our executives. The tally sheets are provided with benchmarking data for comparable executives in our Industry Peer Group and Direct Peer Group (as defined below). For more information about the companies contained in our Industry Peer Group and Direct Peer Group, please see the section below entitled, “How and why we benchmark executive compensation against our peers.”
How and when we have used a compensation consultant
The compensation committee has the authority to directly engage independent consultants. Generally, consultants have provided advice on compensation strategy and program design. Consultants have also been used to compare the Company’s compensation programs with those of other companies.
In late 2010, the compensation committee evaluated several independent consultants and engaged PMP to provide advice on the compensation strategy and program design as well as to review and recommend an updated peer group in 2011. PMP was engaged again in late 2013 to perform a full compensation review and analysis for 2014 recommendations, including an updated peer group analysis with recommended member changes. PMP has not been paid or engaged for the performance of any executive or non-executive compensation services subsequent to 2014.
The compensation committee may choose to retain outside compensation consultants, such as PMP, to review compensation issues again in the future.
How and why we benchmark executive compensation against our peers
We compete with other companies for executive talent. In doing so, we consider prevailing executive compensation trends in order to establish whether our compensation is appropriate, competitive and in-line with our overall executive compensation philosophy and objectives. The compensation committee considers competitive market data including compensation levels and other information derived from: 1) public filings of publicly traded energy service companies (including publicly traded marine service companies, some of which are direct competitors) identified by compensation consultants, other advisors or the compensation committee as having sufficiently similar operating characteristics with the Company so as to provide a source of meaningful comparison, or our Industry Peer Group; 2) public filings of publicly traded marine service companies that are our direct competitors, or our Direct Peer Group; and 3) published survey information for the energy industry as well as the broader commercial industry, when appropriate. Our competitive market is not comprised strictly of vessel owners because the competition we face for certain executive talent is not limited to marine companies and we believe that the number of such companies represents too small of a sample size for a reasonable comparison. Generally, the compensation committee considers how the compensation of our executives compares with the individual elements of, as well as the total direct compensation of, the named executive officers of the groups described above. During 2017 and 2018, comparisons with other companies became less meaningful given market conditions, mergers and bankruptcies of companies in our Industry Peer Group and in our Direct Peer Group. The compensation committee is cognizant that often, post-bankruptcy, management teams are retained under new or renegotiated employment agreements and/or compensation plans. Such agreements are reached after events that have potentially caused significant losses to some or all common stock holders. Accordingly, comparisons with other companies before and after their bankruptcy proceedings are additionally complex. The compensation committee has historically considered the median compensation levels determined at the fiftieth, sixtieth and seventy-fifth percentiles of the groups described above among the factors it uses when establishing executive compensation. As data from certain members of our Industry Peer Group loses comparability or becomes unavailable as a result of acquisitions, bankruptcies or other transactions, they will be removed from the list.

During 2013, PMP reviewed the Industry Peer Group to be used for February 2014 executive compensation analysis and recommended changes. At the compensation committee’s request, PMP identified and selected a new peer group with size and scope parameters more closely aligned with the Company’s revenues and operations. As of February 2018, the remaining companies that were included by PMP in the original public company Industry Peer Group consisted of the following:
Industry Peer Group Used to Benchmark 2018 Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH) / Seacor Marine Holdings Inc. (SMHI)
Superior Energy Services Inc. (SPN)
Oceaneering International, Inc. (OII)
Helix Energy Solutions Group, Inc. (HLX)
Bristow Group Inc. (BRS)
Kirby Corporation (KEX)
Newpark Resources, Inc. (NR)
Noble Corporation (NE)
Gulf Island Fabrication, Inc. (GIFI)
When establishing executive compensation to be paid in 2018, the compensation committee considered competitive market data of our Direct Peer Group, in addition to our Industry Peer Group. The public companies included in the Direct Peer Group used to benchmark 2018 executive compensation consisted of the following:
Direct Peer Group Used to Benchmark Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH) / Seacor Marine Holdings Inc. (SMHI)
During 2016, 2017 and 2018, several members of our Industry Peer Group and our Direct Peer Group announced restructurings, mergers and/or bankruptcies. This resulted in the removal of Hercules Offshore, Inc. (HERO) from our peer group upon its Chapter 7 liquidation in 2017. Atwood Oceanics, Inc. (ATW) was acquired during 2017 and was removed from our peer group in 2018. Both Gulfmark Offshore Inc. (GLF) and Tidewater Inc. (TDW) underwent reorganization under Chapter 11 of the United States Bankruptcy Code in 2017 and later merged in 2018. Finally, Seacor Holdings Inc. (CKH) spun-off its offshore supply vessel division into Seacor Marine Holdings Inc. (SMHI), a new public company during 2017. We will continue to monitor the industry landscape and evaluate the manner in which these events continue to affect Peer Group usage or composition in 2019.
In 2018, total annual cash compensation, which consists of base salary, short-term cash incentive compensation and cash bonuses (if any), was targeted below the fiftieth percentile of the Industry Peer Group. Such a target seemed appropriate to the compensation committee given the current market conditions and the discretion retained by the compensation committee for up to 75% of the aggregate potential cash incentive compensation. Further, such a target also took into account the potential distortion in peer group information stemming from bankruptcies, mergers or restructurings resulted in less reliance upon peer group information, generally. In prior years, our named executive officers had the potential to earn equity incentive compensation at or above the seventy-fifth percentile of the Industry Peer Group. However, if the performance targets for such equity incentive compensation are not achieved by the vest date, some awards may not be earned at all. In 2018, our named executive officers, taken as a group, received equity incentive compensation between the sixtieth and seventy-fifth percentiles of our Industry Peer Group. The total direct compensation awarded by our compensation committee fell between the fiftieth and sixtieth percentile for our named executive officers in 2018. Additionally, the Company's stock price has been historically volatile and, since late 2014, has declined precipitously due to the industry downturn. There is frequently a significant difference, both positive and negative, between the value of an award at the grant date and its value upon vesting. We utilize a standard set of assumptions applied to the Black-Scholes model during the benchmarking process. The assumed term, volatility, dividend yield, and interest rate are derived from information found in our Grants of Plan-Based Awards Table and those of the companies that comprise our Industry Peer Group.
While our Industry Peer Group was traditionally used by our compensation committee to benchmark overall compensation levels, our Direct Peer Group is not used for compensation benchmarking. Our Direct Peer Group is used as a point of reference against which the Company’s performance is measured for the purpose of establishing certain relative performance targets used to award short and long-term incentive compensation. However, in assessing overall appropriateness of compensation, the compensation committee considered the fact that two of the Company's three Direct Peers sought bankruptcy protection in 2017.
The role of executive management in the compensation process
The compensation committee works with executive management with respect to the practical aspects of the design and execution of our executive compensation programs. Because our executives’ cash compensation is derived, in part, from the Company’s annual operating performance, the annual budget process is a key component of the process by which compensation is determined. The Chief Executive Officer and other members of management also evaluate comparative data of the Industry Peer Group and the broader commercial industry in order to compare proposed compensation against such peer companies and provide such information to the compensation committee. Following proposals made by executive management, including the Chief Executive Officer’s recommendations regarding the other named executive officers, the compensation committee engages in one or more discussion sessions, with and without executive management, in order to make a final determination of compensation for the named executive officers.
How and why we use our performance measures to determine whether incentive cash compensation has been earned
From 2012 through 2016, the Company’s performance measures for incentive cash compensation generally consisted of EBITDA, relative operating margin and relative safety performance. In 2016, our compensation committee determined that EBITDA and operating margin were not as relevant of factors for performance given the prolonged industry downturn, which is presenting challenges for management not measured by EBITDA and operating margin. We expect that the compensation committee may return to EBITDA and operating margin as relevant measures once industry conditions improve. Please see the section entitled “Cash Incentive Compensation and Bonuses”, above, for a discussion of the compensation committee’s actions with respect to cash incentive compensation for 2018.
The reason that EBITDA was historically our most heavily weighted objective component (at double the weight of the other two objective performance measures) is because of the prominence given EBITDA in several facets of the Company’s operations. For instance, we disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. EBITDA is used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iii) to assess our ability to service existing fixed charges and incur additional indebtedness. Adjustments that the compensation committee may make to EBITDA, including adjustments for gains or losses on early extinguishment of debt or other non-cash or non-recurring items, may be made in years in which they have relevance to our compensation analysis and/or are unpredictable for budgeting purposes. In setting the EBITDA target used as a component of our cash incentive compensation, the compensation committee historically set the EBITDA target based on expected performance for the year taking into account industry conditions, competitor performance, consensus Street estimates and expectations of the Board of Directors. This approach historically resulted in EBITDA targets that were designed to incentivize management to perform at demanding levels.
The EBITDA target was not necessarily the same as that which the Company from time to time included in earnings guidance. However, if guidance for a year was given, the EBITDA target established at the beginning of the year was within the initial range of earnings guidance announced by the Company for that year. While the Company has, from time to time, altered its guidance range during a given year, it has not, in the past, changed the EBITDA target for cash incentive compensation other than, on occasion, to adjust for significant acquisitions, dispositions or financings that had occurred that were unanticipated at the time the EBITDA target was originally set.
In normalized markets, the Operating Margin component is evaluated by comparing the Company's operating margin with that of our Direct Peer Group. Like the EBITDA component, the Operating Margin component tied executive compensation to financial performance, but unlike the EBITDA component, the Operating Margin component was directly tied to our financial performance relative to our Direct Peer Group. We believe that this helped us reward relative out-performance during cyclical industry fluctuations, including down cycles.
The Safety component is evaluated by comparing TRIR with various industry benchmarks and our own prior safety performance. When selecting service providers, we know that our customers make decisions based on the safety performance of the provider. Therefore, we believe that by using a Safety component in our objective performance measures we will not only reinforce the culture of safety within our Company, which benefits our employees, but should also optimize revenue and improve our long-term performance sustainability.

We believe that these metrics incentivize management to strive for operating results that increase stockholder value, while reaffirming our commitment to operating our business at the highest levels of safety and with the utmost care and protection of the environment.
Management of dilution caused by equity compensation
Under our Incentive Compensation Plan, as of March 31, 2019, the Company is authorized to issue a maximum of 4,950,000 shares of Common Stock as awards. As of that date, only 344,587 shares remain available for future grants. The Company remains mindful of and considers, among other things, dilution and the rate at which shares are used. The Company manages dilution and burn rate by tying some portion of equity awards to performance measures as well as, when appropriate, by mixing PSUs and RSUs. The actual annual usage rate based on shares granted divided by total shares outstanding is expected to vary from year to year, depending on the achievement of specified performance targets and objectives. In keeping with its overall compensation philosophy and entrepreneurial culture, the Company has historically granted stock-based compensation to employees other than its named executive officers. This stock-based compensation included RSUs, stock options and PSUs. More recently, executive officers and certain shoreside employees have received proportionately greater awards of PSUs, which are a derivative form of stock-based compensation that are more traditionally settled in cash. The 2016, 2017 and 2018 PSUs for certain shoreside employees are presently, absent approval of the New Shares, intended to be settled in cash at vesting. The Company will settle the 2016, 2017 and 2018 PSUs for the executive officers in cash unless it timely elects, in its discretion, to settle the 2016, 2017 and 2018 PSUs in the Company's common stock at vesting provided the New Shares have been approved. The Company does not presently have a sufficient number of shares to settle payments in the Company's common stock at current stock price levels. For a discussion of the Company's ability to settle in stock, please see discussion concerning Proposal No. 2 beginning on page 11, above. The value of each PSU is equal to the Company's 10-day trailing average closing stock price on the vesting date. Awards of PSUs do not affect the Company’s outstanding share count or available shares under the Plan unless, in the latter case, the Company settles such PSUs in common stock. Overall, the aggregate share-settled RSU grants to employees and non-employee directors in February 2016, February 2017 and February 2018 represented approximately 1.2%, 1.6% and 0% of the Company’s then-outstanding shares, respectively, all of which are within the tolerances for dilution recommended by our compensation consultants and other normalized external benchmarks.

The following table shows the quantity and type of equity and equity-based awards granted during the fiscal years ended December 31, 2016, 2017 and 2018. Only awards given to directors vest immediately.

Grant Year	Grant Type	Quantity Granted (1)	Vesting Period	Vesting Detail
2016	Time-based RSUs	139,133	Immediate	Immediate vest on grant date
	Time-based RSUs	391,802	3 years	Vesting at annual intervals throughout service period
	Time-based RSUs	6,078	3 years	Cliff vest after service period
	Performance-based PSUs (2)	469,308	3 years	Cliff vest after service period
	Performance-based PSUs (3)	53,094	3 years	Cliff vest after service period
	Time-based PSUs (4)	17,400	3 years	Cliff vest after service period
	Time-based PSUs (5)	351,981	3 years	Vesting at annual intervals throughout service period
	Time-based PSUs (6)	39,821	3 years	Vesting at annual intervals throughout service period
	Time-based PSUs (4)	58,570	3 years	Vesting at annual intervals throughout service period

2017	Time-based RSUs	274,679	Immediate	Immediate vest on grant date
	Time-based RSUs	341,136	3 years	Vesting at annual intervals throughout service period
	Performance-based PSUs (7)	408,621	3 years	Cliff vest after service period
	Performance-based PSUs (8)	46,228	3 years	Cliff vest after service period
	Time-based PSUs (9)	64,500	3 years	Cliff vest after service period
	Time-based PSUs (9)	4,000	4 years	Cliff vest after service period
	Time-based PSUs (10)	306,465	3 years	Vesting at annual intervals throughout service period
	Time-based PSUs (11)	34,671	3 years	Vesting at annual intervals throughout service period
	Time-based PSUs (9)	52,891	3 years	Vesting at annual intervals throughout service period
	Time-based PSUs (9)	1,766	5 years	Vesting at annual intervals throughout service period

2018	Time-based PSUs (12)	1,265,877	3 years	Vesting at annual intervals throughout service period
	Time-based PSUs (13)	143,212	3 years	Vesting at annual intervals throughout service period
	Time-based PSUs (14)	109,688	3 years	Vesting at annual intervals throughout service period
	Performance-based PSUs (15)	843,916	3 years	Cliff vest after service period
	Performance-based PSUs (16)	95,475	3 years	Cliff vest after service period

(1)
Amounts listed in the Quantity Granted column represent target shares granted to executive officers and other employees and shares awarded to non-employee directors during the annual (or for non-employee directors, the quarterly) grant process in addition to those occasionally awarded to certain new-hire employees throughout the remainder of the year. The performance-based PSUs granted in February 2016, February 2017 and February 2018 provide that up to 150% of target shares awarded may be earned. Such potential additional shares are not reflected in this table.

(2)
Performance-based PSUs granted to named executive officers during 2016 were scheduled to vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. The 2016 grant agreements provided for the potential to earn awards at a percentage up to 150% of target units awarded. In fact, such awards vested at 113% of the target units awarded. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and were settled in cash.

(3)
Performance-based PSUs granted to certain employees (other than named executive officers) during 2016 were scheduled to vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. The 2016 grant agreements provided for the potential to earn awards at a percentage up to 150% of target units awarded. In fact, such awards vested at 113% of the target units awarded. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and were settled in cash.

(4)
Time-based PSUs were awarded in 2016 to certain employees (other than named executive officers). Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and were distributed in cash on the vesting dates defined in the respective grant agreements.

(5)	Time-based PSUs were awarded in 2016 to named executive officers. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and were settled in cash.

(6)
Time-based PSUs were awarded in 2016 to certain employees (other than named executive officers). Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and were settled in cash.

(7)
Performance-based PSUs granted to named executive officers during 2017 are scheduled to vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. The 2017 grant agreements provide for the potential to earn awards at a percentage up to 150% of target units awarded. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting dates defined in the respective grant agreements.

(8)
Performance-based PSUs granted to certain employees (other than named executive officers) during 2017 are scheduled to vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. The 2017 grant agreements provide for the potential to earn awards at a percentage up to 150% of target units awarded. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting dates defined in the respective grant agreements.

(9)
Time-based PSUs were awarded in 2017 to certain employees (other than named executive officers). Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and will be distributed in cash on the vesting dates defined in the respective grant agreements.

(10)
Time-based PSUs were awarded in 2017 to named executive officers. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting dates defined in the respective grant agreements.

(11)
Time-based PSUs were awarded in 2017 to certain employees (other than named executive officers). Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, on the vesting dates defined in the respective grant agreements.

(12)
Time-based PSUs were awarded in 2018 to named executive officers. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting dates defined in the respective grant agreements.

(13)
Time-based PSUs were awarded in 2018 to certain employees (other than named executive officers). Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting dates defined in the respective grant agreements.

(14)
Time-based PSUs were awarded in 2018 to certain employees (other than named executive officers). Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and will be distributed in cash on the vesting dates defined in the respective grant agreements.

(15)
Performance-based PSUs granted to named executive officers during 2018 are scheduled to vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. The 2018 grant agreements provide for the potential to earn awards at a percentage up to 150% of target units awarded. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting dates defined in the respective grant agreements.

(16)
Performance-based PSUs granted to certain employees (other than named executive officers) during 2018 are scheduled to vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. The 2018 grant agreements provide for the potential to earn awards at a percentage up to 150% of target units awarded. Each PSU has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and are currently intended to be settled in cash unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting dates defined in the respective grant agreements.

Tax and accounting treatment issues
Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end. For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, such that compensation paid to our named executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
The compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, the Company’s interests will be best served by approving compensation for its executive officers that does not meet the requirements of Section 162(m) of the Code, as amended by the Act, and the amount of which the compensation to an officer exceeds $1,000,000 for a given year will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved and will likely approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes. Further, the compensation committee reserves the right to modify compensation that was initially intended to be exempt from section 162(m) if it determines that such modifications are consistent with the Company's business needs.
Our review and analysis of the need for termination and change in control arrangements
The Company uses employment agreements and change in control agreements in the Company’s retention efforts for certain key executives and can, under appropriate circumstances, use them for recruiting purposes. The Company has entered into long-term employment agreements with its five named executive officers: Todd M. Hornbeck, who serves as our President and Chief Executive Officer; Carl G. Annessa, who serves as our Executive Vice President and Chief Operating Officer; James O. Harp, Jr., who serves as our Executive Vice President and Chief Financial Officer; Samuel A. Giberga, who serves as our Executive Vice President, General Counsel and Chief Compliance Officer; and John S. Cook, who serves as our Executive Vice President, Chief Commercial Officer and Chief Information Officer. Each long-term employment agreement has a current term expiring December 31, 2021. The terms of each agreement automatically extend for an additional year every January 1, unless notice of termination is given before such date by the employee or us. Under the terms of our Incentive Compensation Plan, and such employment agreements, the Chief Executive Officer and the other four named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control of the Company.
In the case of each employment agreement, the terms of the termination and change in control arrangements were established through a process of arms-length negotiations between the Company and the applicable executive officer. The terms of the change in control agreements are substantially the same as the change in control provisions defined in the employment agreements discussed above except for the multiple regarding cash amounts received for salary and bonus and the time period for which medical and other insurance benefits would be provided after termination subsequent to a change in control. Several years ago, the compensation committee re-evaluated the terms of the employment agreements and determined to strengthen, and in the case of our Chief Executive Officer to add, provisions that restrict the ability of these individuals to compete with the Company following their termination of employment with the Company. In addition, the agreements were amended to add provisions that prohibit the solicitation of employees for a specified period following termination of employment and that enhance obligations concerning confidentiality of Company information. The foregoing restrictions were a significant factor considered by the compensation committee in agreeing to termination and change in control payments under the employment agreements. The age of our executives was also a factor in favor of our obtaining the foregoing restrictions in exchange for termination payments. All of our executive officers are of such an age that if terminated, could likely continue working. It is also likely that any future employment would be with a competitor. Consequently, the compensation committee determined that it was in the Company’s best interest to have obtained such enhanced restrictions in exchange for termination and change in control payment provisions and gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).
To the extent that accelerated vesting provisions are not expressly addressed otherwise in the employment agreements or the change in control agreements, as applicable, each of our executive officers is entitled to accelerated vesting of incentive compensation awards in the event of retirement, death or disability pursuant to the terms of our Incentive Compensation Plan. The specific terms of the arrangements described in this section, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end 2018, are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control” below.
Our policies regarding trading in our securities by our executive officers
The Company has in effect a written Insider Trading Policy, which is applicable to all personnel. The policy forbids trading in our securities at any time the individual employee is in possession of material non-public information. In addition, irrespective of whether the individual employee is in possession of material non-public information, the policy prohibits trading at any time that the Company has closed its trading window. Since one effect of the trading window is to limit significantly the period of time in any given year in which trading in our securities may be undertaken by the Company’s officers, directors and certain of its shore-based employees, the Company has authorized the use of stock trading plans that comply with Rule 10b5-1 under the Exchange Act. Under such a plan, trading may occur at any time pursuant to a pre-approved trading plan over which the officer, director or employee has no discretion or control. In addition, the Insider Trading Policy contains a prohibition against writing or trading in options on our securities or otherwise engaging in derivative or hedging transactions involving our securities. The Insider Trading Policy also restricts the ability of officers or directors, including our named executive officers, from engaging in margin transactions impacting ownership of Company securities or from pledging or otherwise using our securities to collateralize indebtedness, without authorization. Additionally, the Company prohibits executive officers and directors from engaging in hedging transactions using the Company’s securities. While the Company encourages and promotes share ownership by all of its employees, it does not have a written policy concerning share ownership by named executive officers, directors or other employees other than the requirement that all directors own stock of the Company. See the section entitled “Principal Stockholders” below for information regarding share ownership by our executive officers.
Post year-end actions affecting compensation
As discussed above, in February of each year, the compensation committee determines the cash incentive compensation and/or bonuses for the executive officers for services provided during the previous fiscal year. The compensation committee also determines equity incentive compensation awards for the executive officers, taking into account services provided during the previous fiscal year and the intended incentive for long-term employment and performance.

All budgeted annual salaries, equity incentive awards, potential cash incentive awards and performance targets related thereto, applicable to the executive officers are addressed by the Board of Directors in its final approval of the Company’s annual budget.
Results from Say-on-Pay Advisory Vote
At the Company’s 2017 Annual Meeting of stockholders, approximately 71% of the votes cast with regard to Say-on-Pay were cast in favor of approving the compensation of the Company’s named executive officers. The compensation committee and the Board of Directors considers this vote to be indicative of broad stockholder support of the Company’s general compensation philosophies and objectives, which are detailed above. The compensation committee and the Board of Directors considered this support when deciding to maintain these philosophies and objectives for 2019.
The Dodd-Frank Act requires that at least once every six years companies allow stockholders to vote, on an advisory basis, as to the frequency of future Say-on-Pay votes. At the 2017 Annual Meeting, approximately 57% of the votes cast were in favor of Say-on-Pay votes to be conducted every three years. The Committee took stockholders’ feedback into consideration and intends to hold these votes every three years until the next stockholder non-binding advisory vote on the frequency of Say-on-Pay votes.

2018 SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by each of the named executive officers for the three fiscal years ended December 31, 2018.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	2018	$637,500	$—	$3,442,499	$—	$478,125	$—	$36,326	$4,594,450
Chairman, President & CEO	2017	637,500	—	3,442,503	—	478,125	—	33,835	4,591,963
	2016	637,500	—	3,442,492	—	318,750	—	32,422	4,431,164
Carl G. Annessa	2018	$360,000	$—	$1,403,999	$—	$270,000	$—	$38,404	$2,072,403
Executive Vice President & COO	2017	360,000	—	1,403,996	—	270,000	—	30,592	2,064,588
	2016	360,000	—	1,404,005	—	180,000	—	31,606	1,975,611
James O. Harp, Jr.	2018	$360,000	$—	$1,403,999	$—	$270,000	$—	$40,340	$2,074,339
Executive Vice President & CFO	2017	360,000	—	1,403,996	—	270,000	—	33,113	2,067,109
	2016	360,000	—	1,404,005	—	180,000	—	32,569	1,976,574
Samuel A. Giberga	2018	$292,500	$—	$1,140,752	$—	$219,375	$—	$26,396	$1,679,023
Executive Vice President, General Counsel & CCO	2017	292,500	—	1,140,751	—	219,375	—	22,737	1,675,363
	2016	292,500	—	1,140,759	—	146,250	—	29,848	1,609,357
John S. Cook	2018	$292,500	$—	$1,140,752	$—	$219,375	$—	$31,020	$1,683,647
Executive Vice President, CCO & CIO	2017	292,500	—	1,140,751	—	219,375	—	29,934	1,682,560
	2016	292,500	—	1,140,759	—	146,250	—	28,826	1,608,335

(1)
As a result of weak market conditions, effective January 1, 2015, the named executive officers voluntarily offered to reduce their base salaries. Such reduction was subsequently ratified by the compensation committee. For the period of the industry downturn, the chief executive officer voluntarily agreed to reduce his base salary by 15%, whereas, each of the other executive officers voluntarily reduced his base salary by 10%.

(2)
The grant date fair values of these RSU and PSU awards are computed in accordance with FASB ASC Topic 718. The amounts in this column reflect the grant date fair values of RSUs and PSUs granted to the named executive officers during 2016, 2017 and 2018. The grant date fair values for time-based and performance-based awards that do not contain market-based conditions are calculated by multiplying the number of shares granted by the closing stock price on the date of grant. The maximum number of shares that could be earned under the 2016, 2017 and 2018 performance-based grant agreements is equivalent to 150% of the target shares granted, which is reflected in this table. For awards granted in 2016, 2017 and 2018, the target values for our chief executive officer and other named executive officers were reduced by 15% and 10%, respectively, commensurate with their voluntarily reduced base salaries.

(3)
The amounts in this column reflect the cash incentive payments to the named executive officers under all components of annual cash incentive compensation pursuant to the incentive compensation plan and the employment agreements for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook. Each of the named executive officers received cash incentive compensation according to the interpolated, straight-line-basis formula allowed under the objective components of the program, where applicable, and the compensation committee awarded a discretionary amount under the subjective component. For fiscal 2016, 2017 and 2018, the targeted cash incentive pay, which is a multiple of base salary, was impacted by the voluntary reductions in base salary for each named executive officer.

(4)	The amounts in this column reflect the following for each named executive officer during 2018:

▪	Premiums paid by the Company for term life insurance policies for each named executive officer;

▪	Premiums paid under the supplemental health insurance policies for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook.

▪
Automobile, fuel and insurance expenses on Company-provided vehicles for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook in the amount of $23,354, $25,144, $27,368, $13,136 and $17,760 respectively. The automobiles of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook are owned by the Company and their respective amount includes the depreciation of the vehicles and their actual fuel and insurance costs.

Employment Agreements
Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer, James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer, Samuel A. Giberga serves as our Executive Vice President, General Counsel and Chief Compliance Officer and John S. Cook serves as our Executive Vice President, Chief Commercial Officer and Chief Information Officer. Each of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook serves under an employment agreement with a current term expiring December 31, 2021. The terms of each of their agreements automatically extend for an additional year every January 1, unless terminated before any such date by the employee or us.
For a detailed description of the determination of the base salary amounts and performance measures, please see the discussion above under the caption “Compensation Discussion and Analysis.”
The employment agreements of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, in each case, as amended, provided for annual base salaries of $750,000, $400,000, $400,000, $325,000 and $325,000. As a result of weak market conditions, effective January 1, 2015, the named executive officers voluntarily offered to reduce their base salaries. Such reduction was subsequently ratified by the compensation committee. For the period of the industry downturn, the chief executive officer voluntarily agreed to reduce his base salary by 15%, whereas, each of the other executive officers voluntarily reduced his base salary by 10%. The annual base salaries for the fiscal year ended December 31, 2018 of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook continue to be at the reduced levels of $637,500, $360,000, $360,000, $292,500 and $292,500, respectively.
For fiscal 2016, the targeted cash incentive pay and other target awards granted to our chief executive officer and other name executive officers were reduced by 15% and 10%, respectively. These reductions are commensurate with their voluntarily reduced base salaries that were effective from January 1, 2015 and for the duration of the industry downturn.
The voluntary base salary reductions during the period of the industry downturn do not affect the calculation of payments upon termination of employment or a change in control. For fiscal 2017, payments upon termination of employment or a change of control would be calculated using the named executive officers' 2014 base salaries under their employment agreements.
Equity Compensation Plan Information
As discussed in more detail above in Proposal No. 2, our Board of Directors and stockholders previously adopted the Incentive Compensation Plan to make awards with the purpose of strengthening our Company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The Incentive Compensation Plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock awards, RSUs, PSUs, performance-based awards and any other awards.
On May 3, 2005, our Board of Directors and stockholders adopted the ESPP, which is a separate plan from the Company’s incentive compensation plan. Under the ESPP, the Company is authorized to offer to sell at a discount up to 2,200,000 shares of common stock to eligible employees of the Company and its designated subsidiaries. As of December 31, 2018, the Company had available 697,219 shares for future issuance under the ESPP.
The Incentive Compensation Plan is administered by the compensation committee. Subject to the express provisions of the incentive compensation plan and directions from the Board, the compensation committee is authorized, among other things:

•	to select the persons to whom restricted stock, RSUs, PSUs, stock options and other awards will be granted;

•	to determine the type, size and terms and conditions of restricted stock, RSUs, PSUs, stock options and other awards;

•	to establish the terms for treatment of restricted stock, RSUs, PSUs, stock options and other awards upon a termination of employment; and

•
to delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the incentive compensation plan related to non-executive employee compensation pursuant to conditions or limitations as the compensation committee may establish, subject to certain limitations under the Incentive Compensation Plan.

For a discussion of the potential deductibility of Section 162(m) awards and Section 162(m) performance criteria, see the section titled "Tax and Accounting Treatment Issues" above.

2018 GRANTS OF PLAN-BASED AWARDS
The following table provides information about the equity and non-equity awards we made to our named executive officers under our Incentive Compensation Plan during the year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd M. Hornbeck	2/6/2018	$318,750	$637,500	$956,250	—	—	—	—	—	—	$—
Chairman, President & CEO	2/6/2018	—	—	—	—	510,757	—	—	—	—	1,721,251
	2/6/2018	—	—	—	—	340,504	510,756	—	—	—	1,721,248
Carl G. Annessa	2/6/2018	180,000	360,000	540,000	—	—	—	—	—	—	—
Executive Vice President & COO	2/6/2018	—	—	—	—	208,309	—	—	—	—	702,001
	2/6/2018	—	—	—	—	138,872	208,308	—	—	—	701,998
James O. Harp, Jr.	2/6/2018	180,000	360,000	540,000	—	—	—	—	—	—	—
Executive Vice President & CFO	2/6/2018	—	—	—	—	208,309	—	—	—	—	702,001
	2/6/2018	—	—	—	—	138,872	208,308	—	—	—	701,998
Samuel A. Giberga	2/6/2018	146,250	292,500	438,750	—	—	—	—	—	—	—
Executive Vice President, General Counsel & CCO	2/6/2018	—	—	—	—	169,251	—	—	—	—	570,376
	2/6/2018	—	—	—	—	112,834	169,251	—	—	—	570,376
John S. Cook	2/6/2018	146,250	292,500	438,750	—	—	—	—	—	—	—
Executive Vice President, CCO & CIO	2/6/2018	—	—	—	—	169,251	—	—	—	—	570,376
	2/6/2018	—	—	—	—	112,834	169,251	—	—	—	570,376

(1)
Each of our named executive officers was eligible to receive non-equity incentive compensation based on the achievement of performance goals and the discretion of the compensation committee. The amount actually paid to each named executive officer for 2018 pursuant to these criteria is reflected in the “2018 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation."

(2)	Amounts in these columns represent PSUs granted to our named executive officers during 2018.

▪
The first tranche represents the number of PSUs and the related dollar amounts that may be received by the named executive officers under the time-based PSUs included in these columns. These cash-settled phantom stock units each have a value equal to the Company's 10-day trailing average stock price on the vesting date and will be distributed in cash, unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting date defined in the respective grant agreements. These PSUs will vest in three equal installments on the first, second and third anniversaries of the Grant Date.

▪
The second tranche represents the number of PSUs and the related dollar amounts that may be received by the named executive officers under the performance-based PSUs included in this column. These cash-settled phantom stock units each have a value equal to the Company's 10-day trailing average stock price on the vesting date and will be distributed in cash, unless the Company elects in its sole discretion to settle the units in stock, subject to authorized share availability, on the vesting date defined in the respective grant agreements. These PSUs will vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. This tranche has the opportunity to vest from zero to 150% based on achieving the pre-defined criteria in the grant agreements.

(3)
The maximum number of shares that could be earned under the performance-based grant agreement is equivalent to 150% of the target shares granted. Amounts listed in this column are calculated by multiplying the maximum number of shares by the closing stock price on the date of grant.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2018.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) (1)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#) (2)	($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	83,266	—	—	$24.86	2/23/2021	—	—	340,504	$490,326
Chairman, President & CEO	—	—	—	—	—	—	—	510,757	735,490
	—	—	—	—	—	—	—	164,871	237,414
	—	—	—	—	—	—	—	82,436	118,708
	—	—	—	—	—	—	—	82,436	118,708
	—	—	—	—	—	—	—	189,356	272,673
	—	—	—	—	—	—	—	47,339	68,168
	—	—	—	—	—	—	—	47,339	68,168
Carl G. Annessa	36,605	—	—	$24.86	2/23/2021	—	—	138,872	$199,976
Executive Vice President	—	—	—	—	—	—	—	208,309	299,965
& COO	—	—	—	—	—	—	—	67,241	96,827
	—	—	—	—	—	—	—	33,621	48,414
	—	—	—	—	—	—	—	33,621	48,414
	—	—	—	—	—	—	—	77,228	111,208
	—	—	—	—	—	—	—	19,307	27,802
	—	—	—	—	—	—	—	19,307	27,802
James O. Harp, Jr.	36,605	—	—	$24.86	2/23/2021	—	—	138,872	$199,976
Executive Vice President	—	—	—	—	—	—	—	208,309	299,965
& CFO	—	—	—	—	—	—	—	67,241	96,827
	—	—	—	—	—	—	—	33,621	48,414
	—	—	—	—	—	—	—	33,621	48,414
	—	—	—	—	—	—	—	77,228	111,208
	—	—	—	—	—	—	—	19,307	27,802
	—	—	—	—	—	—	—	19,307	27,802
Samuel A. Giberga	17,699	—	—	$24.86	2/23/2021	—	—	112,834	$162,481
Executive Vice President,	—	—	—	—	—	—	—	169,251	243,721
General Counsel & CCO	—	—	—	—	—	—	—	54,634	78,673
	—	—	—	—	—	—	—	27,317	39,336
	—	—	—	—	—	—	—	27,317	39,336
	—	—	—	—	—	—	—	62,748	90,357
	—	—	—	—	—	—	—	15,687	22,589
	—	—	—	—	—	—	—	15,687	22,589
John S. Cook	10,727	—	—	$24.86	2/23/2021	—	—	112,834	$162,481
Executive Vice President,	—	—	—	—	—	—	—	169,251	243,721
CCO & CIO	—	—	—	—	—	—	—	54,634	78,673
	—	—	—	—	—	—	—	27,317	39,336
	—	—	—	—	—	—	—	27,317	39,336
	—	—	—	—	—	—	—	62,748	90,357
	—	—	—	—	—	—	—	15,687	22,589
	—	—	—	—	—	—	—	15,687	22,589

(1)	All options listed in this column vested in equal installments over the first three years starting on the first anniversary date of the ten-year option term.

(2)
The shares/units summarized above and described below are delineated below in numbered tranches based on the order they appear in the table above and include performance-based RSUs, performance-based PSUs, time-based RSUs and time-based PSUs.

Performance-based: The first tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based PSUs that vest, depending on the Company’s achievement of performance criteria defined in the agreement for the period starting at the 2018 grant date through

February 6, 2021. Each phantom stock unit has a value equal to the Company's 10-day trailing average stock price and is currently intended to be distributed in cash, unless the Company at its discretion elects to settle the units in stock, subject to authorized share availability. The maximum amount of units that could be earned under the grant agreement is equivalent to 150% of the target units granted, which is not reflected in this table. The table below sets forth the excess of the maximum potential units over the target units for the February 6, 2018 grant date awards.

February 6, 2018
• Todd M. Hornbeck	170,252
• Carl G. Annessa	69,436
• James O. Harp, Jr.	69,436
• Samuel A. Giberga	56,417
• John S. Cook	56,417
Performance-based: The third tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based PSUs that vest, depending on the Company’s achievement of performance criteria defined in the agreement for the period starting at the 2017 grant date through February 14, 2020. Each phantom stock unit has a value equal to the Company's 10-day trailing average stock price and is currently intended to be distributed in cash, unless the Company at its discretion elects to settle the units in stock, subject to authorized share availabilty. The maximum amount of units that could be earned under the grant agreement is equivalent to 150% of the target units granted, which is not reflected in this table. The table below sets forth the excess of the maximum potential units over the target units for the February 14, 2017 grant date awards.

February 14, 2017
• Todd M. Hornbeck	82,436
• Carl G. Annessa	33,621
• James O. Harp, Jr.	33,621
• Samuel A. Giberga	27,317
• John S. Cook	27,317
The sixth tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based PSUs that vested, depending on the Company’s achievement of performance criteria defined in the agreement for the period starting at the 2016 grant date through February 16, 2019. Each phantom stock unit had a value equal to the Company's 10-day trailing average stock price and was settled in cash on February 16, 2019. The actual amount of units that were earned under the grant agreement was equivalent to 113% of the target units granted, which is not reflected in this table. The table below sets forth the excess of the actual vested units over the target units for the February 16, 2016 grant date awards.

February 16, 2016
• Todd M. Hornbeck	24,616
• Carl G. Annessa	10,040
• James O. Harp, Jr.	10,040
• Samuel A. Giberga	8,157
• John S. Cook	8,157
Time-based: The second tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based PSUs that were granted on February 6, 2018 and will vest one-third each on February 6, 2019, February 6, 2020 and February 6, 2021.
The fourth tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based PSUs that vested one-third each on February 14, 2018 and February 14, 2019, and the final one-third will vest on February 14, 2020.
The fifth tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based RSUs that vested one-third each on February 14, 2018 and February 14, 2019, and the final one-third will vest on February 14, 2020.
The seventh tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based RSUs that vested one-third each on February 16, 2017, February 16, 2018 and February 16, 2019.
The eighth tranche for Messrs. Todd Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based PSUs that vested one-third each on February 16, 2017, February 16, 2018 and February 16, 2019.

(3)	The amounts in this column equal the number of RSUs and PSUs indicated in column (i) multiplied by the closing price of our common stock on December 31, 2018 of $1.44.

2018 OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides information about the number of shares acquired and the value received upon the exercise of outstanding stock options and the vesting of restricted stock awards by our named executive officers during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Vested (#)	Value Realized Upon Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
Todd M. Hornbeck	—	$—	172,622	$630,283
Carl G. Annessa	—	—	70,404	257,061
James O. Harp, Jr.	—	—	70,404	257,061
Samuel A. Giberga	—	—	57,203	208,861
John S. Cook	—	—	57,203	208,861

(1)	The value realized upon vesting of stock awards is determined by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon termination, including after change in control, as of December 31, 2018, to Messrs. Todd Hornbeck, Annessa and Harp are governed by the terms of their respective employment agreements. Potential payments upon termination, including after a change in control, to Messrs. Giberga and Cook are governed by the terms of their respective employment agreements and their respective change in control agreements. Potential payments upon change in control before termination to the named executive officers are governed by the terms of the respective award agreements.
Payments Made Upon Termination Without Good Cause
Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is terminated without “good cause” as defined in the employment agreements: (i) his unvested stock options, time-based RSUs and time-based PSUs would vest upon the termination event, (ii) his unvested performance-based RSUs and performance-based PSUs would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the Company through the end of each measurement period (depending on satisfaction of the performance criteria); and (iii) he would be entitled to his base salary, cash incentive compensation, automobile, and medical and other benefits through the actual expiration date of his agreement provided that bonuses for each calendar year through the termination date that are (a) discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year, and bonuses that are (b) performance based, shall be based on the amount equal to the bonuses, which includes cash incentive compensation and discretionary bonuses, that would have been payable for the applicable year, had he been employed with the Company at the end of each such year and paid at the time bonuses for each such year are paid to those executives still employed by the Company, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year.
Payments Made Upon a Change in Control
For purposes of the employment agreements of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, the change in control agreements for Messrs. Giberga and Cook, and the Incentive Compensation Plan, a “change in control” means:

(1)
the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2)
a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3)
any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

Under the respective equity award agreements for the executive officers, upon a change in control (i) his unvested stock options, time-based RSUs and time-based PSUs would vest (or be payable in cash) upon the change in control event and (ii) his unvested performance-based RSUs and performance-based PSUs would vest at the higher of the number of shares that would have been earned if the performance criteria were applied on the date of the change in control or the target share amount.
If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary under his employment agreement for the year in which the termination occurs (one and one-half times for Messrs. Giberga and Cook), three years of medical and other insurance benefits from the date of termination (18 months for Messrs. Giberga and Cook) and, in general, three times (one and one-half times for Messrs. Giberga and Cook) the greater of (x) the amount equal to the total cash incentive compensation and bonus, if applicable, paid for the last completed year for which cash incentive compensation and/or bonuses have been paid or (y) the amount equal to the cash incentive compensation and/or bonuses that would have been payable for the then current year. Messrs. Giberga and Cook’s rights with regard to a change in control under each's respective employment agreement and under each's respective change in control agreement are cumulative. If we should undergo a change in control while the change in control agreements are in effect and either of Messrs. Giberga or Cook is constructively or actually terminated under the conditions set forth in his change in control agreement, then he will be entitled to receive under such agreement one and one-half times his salary for the year in which the termination occurs, 18 months of medical and other insurance benefits from the date of termination and, in general, one and one-half times the greater of (x) the amount equal to the total cash incentive compensation and/or bonus paid for the last completed year for which cash incentive compensation and/or bonuses have been paid or (y) the amount equal to the cash incentive compensation and/or bonuses that would have been payable for the then current year. To the extent that such medical benefits may be taxable to the employee or his dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate, up to 35% (without a gross up on the initial gross up). In addition, under the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp and the change in control agreements of Messrs. Giberga and Cook, upon an actual or constructive termination following a change in control (i) his unvested stock options, time-based RSUs and time-based PSUs would vest (or be payable in cash) upon the termination event and (ii) his unvested performance-based RSUs would vest at the higher of the number of shares that would have otherwise been earned if the performance criteria were applied on the date of the change in control or the target share amount.
In the event that it shall be determined that any payment by the Company to or for the benefit of the named executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the named executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or, in the case of Messrs. Giberga and Cook, under his change in control agreement. The gross-up payment shall be in an amount such that after payment by such named executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such named executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such named executive officer is equal to the Excise Tax imposed upon the payment.
Payments Made Upon Voluntary Termination or Termination with Cause
If the employment of any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, is terminated for good cause or if any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination.

Mr. Todd Hornbeck may voluntarily terminate his employment by giving at least ninety days notice. Messrs. Annessa, Harp, Giberga and Cook, may voluntarily terminate their employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.
Payments Made Upon Death
Under the employment agreements, if Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, dies during the term of his employment: (i) his unvested stock options, time-based RSUs and time-based PSUs would vest upon the date of death, (ii) his performance-based RSUs and performance-based PSUs would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the target share amount; and (iii) the Company shall pay to his estate the compensation that such executive would have earned through the date of death, including any prior year bonus or cash incentive compensation earned but not yet paid and the pro-rated portion of any current year bonuses as and when determined in the ordinary course of the calculation of current year bonuses due to other executive officers of the Company, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year following the date of death. Also, the estate of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, respectively, would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his death.
Payments Made Upon Permanent Disability
Under the employment agreements, if Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook becomes permanently disabled, as defined in the employment agreements, during the term of his employment: (i) his unvested stock options, time-based RSUs and time-based PSUs would vest upon the termination event, (ii) his performance-based RSUs and performance-based PSUs would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the target share amount; and (iii) he would be entitled to (x) salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his own occupation (y) the compensation that such executive would have earned through the date of determination of permanent disability, including any prior year bonus or cash incentive compensation earned but not yet paid and the pro-rated portion of any current year bonus as and when determined in the ordinary course of the calculation of current year bonuses due to other executive officers of the Company, and (z) other benefits, including medical and use of a Company automobile for a period of one year following the date of determination of permanent disability.
Payments Made Upon Non-Renewal of an Employment Agreement
If an employment agreement is not renewed, Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook as applicable, would be entitled to receive an amount equal to one-half of his basic annualized salary for the year preceding such non-renewal.
Material Conditions and Obligations Under the Employment Agreements
Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook have each agreed that during the term of their respective agreements and for a period of two years after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend any of Messrs. Todd Hornbeck’s, Annessa’s, Harp’s, Giberga’s or Cook’s, as applicable, noncompetition period for an additional year by paying his compensation and other benefits for an additional year.
The following table shows the amount of compensation payable to each of our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2018, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to such named executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2018, which was $1.44. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause Before Change in Control		Change in Control		Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)	Non-Renewal of Employment Contract
Todd M. Hornbeck	Salary	$1,500,000		$—		$2,250,000	(4)	$—	$—		$—	$375,000
Chairman, President & CEO	Cash Incentive Compensation and Bonuses	1,434,375	(3)	—		1,434,375	(4)	—	478,125		478,125	—
	Medical, Dental and Life Insurance and Other (5)	119,078		—		178,617		—	339,913	(6)	59,539	—
	Automobile	46,708		—		—		—	23,354		23,354	—
	Stock Award Vesting Acceleration	2,239,708	(9)	2,239,708	(7)(8)	2,239,708	(7)(8)	—	2,239,708		2,239,708	—
	Total	$5,339,869		$2,239,708		$6,102,700		$—	$3,081,100		$2,800,726	$375,000

Carl G. Annessa	Salary	$800,000		$—		$1,200,000	(4)	$—	$—		$—	$200,000
Executive Vice President & COO	Cash Incentive Compensation and Bonuses	810,000	(3)	—		810,000	(4)	—	270,000		270,000	—
	Medical, Dental and Life Insurance and Other (5)	128,304		—		175,176		—	329,372	(6)	64,152	—
	Automobile	54,736		—		—		—	25,144		27,368	—
	Stock Award Vesting Acceleration	913,450	(9)	913,450	(7)(8)	913,450	(7)(8)	—	913,450		913,450	—
	Total	$2,706,490		$913,450		$3,098,626		$—	$1,537,966		$1,274,970	$200,000

James O. Harp, Jr.	Salary	$800,000		$—		$1,200,000	(4)	$—	$—		$—	$200,000
Executive Vice President & CFO	Cash Incentive Compensation and Bonuses	810,000	(3)	—		810,000	(4)	—	270,000		270,000	—
	Medical, Dental and Life Insurance and Other (5)	128,304		—		192,456		—	338,730	(6)	64,152	—
	Automobile	54,736		—		—		—	27,368		27,368	—
	Stock Award Vesting Acceleration	913,450	(9)	913,450	(7)(8)	913,450	(7)(8)	—	913,450		913,450	—
	Total	$2,706,490		$913,450		$3,115,906		$—	$1,549,548		$1,274,970	$200,000

Samuel A. Giberga	Salary	$650,000		$—		$975,000	(4)(10)	$—	$—		$—	$162,500
Executive Vice President, General Counsel & CCO	Cash Incentive Compensation and Bonuses	658,125	(3)	—		658,125	(4)(10)	—	219,375		219,375	—
	Medical, Dental and Life Insurance and Other (5)	125,652		—		188,478		—	338,887	(6)	62,826	—
	Automobile	26,272		—		—		—	13,136		13,136	—
	Stock Award Vesting Acceleration	742,180	(9)	742,180	(7)(8)	742,180	(7)(8)	—	742,180		742,180	—
	Total	$2,202,229		$742,180		$2,563,783		$—	$1,313,578		$1,037,517	$162,500

John S. Cook	Salary	$650,000		$—		$975,000	(4)(10)	$—	$—		$—	$162,500
Executive Vice President, CCO & CIO	Cash Incentive Compensation and Bonuses	658,125	(3)	—		658,125	(4)(10)	—	219,375		219,375	—
	Medical, Dental and Life Insurance and Other (5)	118,170		—		177,255		—	338,782	(6)	59,085	—
	Automobile	35,028		—		—		—	17,760		17,760	—
	Stock Award Vesting Acceleration	742,180	(9)	742,180	(7)(8)	742,180	(7)(8)	—	742,180		742,180	—
	Total	$2,203,503		$742,180		$2,552,560		$—	$1,318,097		$1,038,400	$162,500

(1)
Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook and the Company’s change in control agreements with Messrs. Giberga and Cook, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, the Company has agreed to pay such tax on a “grossed-up” basis for those executives. These amounts are not included in the table above. Assuming termination in connection with a change of control on December 31, 2018, the Company currently estimates that there will not be any payments of excise and related taxes paid on behalf of the executive officers.

(2)
The named executive officers would also be eligible to receive salary continuation benefits under the Company’s disability plan, which is the same plan that all employees participate in after one year of service.

(3)	These amounts include cash incentive payments and bonuses that the named executive officers would be entitled to receive for 2018, 2019 and 2020.

(4)
Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp, upon termination after change in control, the Company will pay these executive officers a lump sum cash payment equal to three times the amount of employee's base salary with respect to the year in which such termination occurred plus three times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year. Pursuant to the Company’s employment agreements with Messrs. Giberga and Cook, upon termination after change in control, the Company will pay Messrs. Giberga and Cook a lump sum cash payment equal to one and one-half times the amount of the employee's base salary with respect to the year in which such termination occurred plus one and one-half times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year. Messrs. Giberga and Cook’s rights with regard to a change in control under the employment agreement are cumulative with those rights under his change in control agreement discussed in footnote 10 below.

(5)
These amounts include estimated “gross up” payments on medical benefits, assuming such medical benefits are taxable to the executive officer at a tax rate of 35%. Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp, upon termination after change in control, these executive officers shall receive medical plan coverage and other insurance benefits for a period of three years. Pursuant to the Company’s employment agreements with Messrs. Giberga and Cook, upon termination after change in control, these executive officers shall receive medical plan coverage and other insurance benefits for a period of eighteen months. Each of Messrs. Giberga and Cook’s rights with regard to a change in control under his employment agreement are cumulative with those rights under his change in control agreement discussed in footnote 10 below.

(6)	This amount includes $300,000 from life insurance proceeds payable to the named executive officer’s beneficiaries upon death.

(7)
Pursuant to the Company's respective equity award agreements, the acceleration of the vesting of equity plan awards happens upon the occurrence of a change in control and prior to an actual or constructive termination, provided that, with respect to RSUs or PSUs that contain performance criteria, the target share amount shall vest. The amounts that would be payable to the named executive officers due to vesting acceleration are reflected in the column entitled “Change in Control” and are also reflected in the column entitled “Termination after Change in Control” in order to show the combined effect of a change in control and subsequent termination.

(8)
Pursuant to the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp and the change in control agreements of Messrs. Giberga and Cook, upon an actual or constructive termination following a change in control, any and all rights, options and awards outstanding will immediately vest, provided that, with respect to RSUs or PSUs that contain performance criteria for vesting, the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of change in control or the target share amount shall vest. If the payout of the RSUs or PSUs had occurred on December 31, 2018, based on the performance requirements defined in the award agreements, the named executive officers would have earned 113%, 113% and 113% of the target units granted on February 16, 2016, February 14, 2017 and February 6, 2018, respectively.

(9)
Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is terminated without good cause: (i) his unvested stock options, time-based RSUs and time-based PSUs would vest upon the termination event, (ii) his unvested performance-based RSUs and performance-based PSUs would vest at the end of the measurement period at the number of units that would have vested had he been employed with the Company through the end of each measurement period (depending on satisfaction of the performance criteria). The RSUs and PSUs were valued as of December 31, 2018 as if it were the end of the measurement period and the payout of the RSUs or PSUs had occurred on that date. The named executive officers would have earned 113%, 113% and 113% of the target shares granted on February 16, 2016, February 14, 2017 and February 6, 2018, respectively.

(10)
Pursuant to the Company’s change in control agreements with Messrs. Giberga and Cook, upon termination after change in control, the Company will pay these executive officers a lump sum cash payment equal to one and one-half times the greater of (i) the amount of employee's then-current annual base salary or (ii) the amount of employee's annual base salary in effect immediately preceding the Change in Control plus one and one-half times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year and medical pan coverage and other insurance benefits for a period of eighteen months.

Compensation of Directors
The table below summarizes the compensation paid by the Company to the non-employee directors who served during the fiscal year ended December 31, 2018 for such period.
2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Larry D. Hornbeck	$142,200	$—	$—	$—	$—	$—	$142,200
Bruce W. Hunt	135,450	—	—	—	—	—	135,450
Steven W. Krablin	135,450	—	—	—	—	—	135,450
Patricia B. Melcher	139,950	—	—	—	—	—	139,950
Kevin O. Meyers	132,750	—	—	—	—	—	132,750
John T. Rynd (1)	25,136	—	—	—	—	—	25,136
Bernie W. Stewart	149,400	—	—	—	—	—	149,400
Nicholas L. Swyka, Jr.	139,500	—	—	—	—	—	139,500

(1)	John T. Rynd resigned from our board of directors effective February 4, 2018.

(2)	The Directors were not issued any Stock Awards in 2018.

(3)	At December 31, 2018, the Company’s non-employee directors had no options outstanding.
The Company has historically used a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. Our Chairman, who is also our employee, receives no additional compensation for serving as a director.
Under the non-employee director compensation policy adopted in 2012, non-employee directors were entitled to receive quarterly grants of that number of shares of common stock equal for each quarter to $25,000 divided by the closing stock price on the applicable grant date. On February 10, 2015, in response to weak market conditions, the Board elected to reduce the amounts of their director retainer and meeting fees and their quarterly stock grants by 10% for the period of the industry downturn. On September 1, 2017, given the significant decline in the market price of the Company's common stock and the Company's reduced level of shares available to be granted, the compensation committee deemed it in the best interest of the Company to settle all director awards in cash for at least the following four fiscal quarters. On October 29, 2018, the Board formally amended the Director & Advisory Director Compensation Policy to allow for all future awards to be settled in cash or stock at the discretion of the compensation committee.
For the year ending December 31, 2018, the compensation committee settled all quarterly awards in cash and did not grant any stock awards. Historically, when stock awards were granted, the compensation committee granted fully vested stock awards. Should, in the future, the compensation committee determine to apply a vesting period to shares awarded under this policy; such grants may be made of RSUs. Any equity awards made under this policy are granted under the Incentive Compensation Plan. The awards are subject to annual review and may be adjusted at the discretion of the compensation committee.
As the Company feels that the long-term continuity of service on the Board is valuable to the Company, the non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a Non-employee Director, the Non-employee Director will be granted (the "Three-Year Grant") (i) an option to purchase the number of shares of common stock equaling 25% of the shares covered by options granted to such Director over the previous three years, (ii) shares of common stock or restricted stock units equal to 25% of the shares of common stock and restricted stock units granted to such Director over the previous three years and (iii) cash equal to 25% of the cash paid in lieu of the equity component to such Non-employee Director over the previous three years. Upon completion of five years of service as a Non-employee Director, the Non-employee Director will be granted (the "Five-Year Grant") (i) an option to purchase the number of shares of common stock equaling 50% of the shares covered by options granted to such Director over the previous five years less the number of shares covered by options awarded in the Three-Year Grant, if any, (ii) shares of common stock or restricted stock units equal to 50% of the shares of common stock and restricted stock units granted to such Director over the previous five years less the number of shares of common stock and restricted stock units awarded in the Three-Year Grant, if any, and (iii) cash equal to 50% of the cash paid in lieu of the equity component to such Non-employee Director over the previous five years under the Equity Compensation Program detailed above, less the amount of cash paid in lieu of the equity component to such Director in the Three-Year Grant, if any. Thereafter, upon completion of each successive period of five years of service, a Non-employee Director will be granted (a “Successive Longevity Grant”) (i) an option to purchase the number of shares of common stock equaling 50% of the shares covered by options granted to such Director over the previous five years (exclusive of any prior Longevity Grants of options during such five years), (ii) shares of common stock or restricted stock units equal to 50% of the shares of common stock and restricted stock units granted to such Director over the previous five years (exclusive of any prior Longevity Grants of shares of common stock or restricted stock units during such five years) and (iii) cash equal to 50% of the cash paid in lieu of the equity component to such Non-employee Director over the previous five years under the Equity Compensation Program detailed above (exclusive of any prior Longevity Awards of cash paid in lieu of the equity component during such five years). The exercise price of any options granted under the Longevity Plan will be the fair market value per share of the common stock on the date of grant.
After three years of service as a non-employee director, a non-employee director and his immediate family can elect to participate in the same insurance benefit programs sponsored by the Company on the same monetary terms as our employees. All directors are entitled to be reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.
Effective as of October 30, 2007, the independent members of the Board of Directors approved a letter agreement between the Company and Mr. Larry Hornbeck. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Board of Directors or any committee of the Board of Directors or the Chief Executive Officer of the Company, as an extension of his duties as a director in exchange for consideration of $1,500 per month as additional board fees. Effective February 10, 2015, in response to weak market conditions, such additional board fees were reduced by 10% to $1,350 per month.

Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Bernie W. Stewart (Chair)
Kevin O. Meyers
Nicholas L. Swyka, Jr.

Compensation Committee Interlocks and Insider Participation
The members of our compensation committee who served in 2018 were Messrs. Meyers, Stewart and Swyka. None of our executive officers, employees or former executive officers serves on the compensation committee. None of our executive officers serves as a member of a compensation committee or Board of Directors of any other entity, which has an executive officer serving as a member of our Board of Directors.
CEO Pay Ratio
In accordance with Item 401(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and the Consumer Protection Act of 2010, we are required to disclose the ratio of annual total compensation throughout 2018 of Mr. Todd Hornbeck, our Chief Executive Officer, relative to the annual total compensation of our median employee.
We last identified the median employee in 2017. In 2018, due to increased operations in Mexico, we nearly tripled our foreign workforce from 64 employees located outside of the United States as of December 31, 2017 to 173 employees located outside of the United States as of December 31, 2018. In addition, the median employee identified in 2017 received a promotion and substantial pay adjustment. Because of the material change to our workforce and the material change in the 2017 median employee's circumstances, we have deemed it necessary to re-identify the median employee for 2018.
To identify the median employee, we included all active employees excluding our Chief Executive Officer who were employed by us as of December 31, 2018 whether employed on a full time, part time or seasonal basis. As of December 31, 2018, we and our consolidated subsidiaries had 867 employees in the United States and 173 employees located in Mexico and Brazil.
The compensation measure used to identify the median employee was gross compensation paid to employees from January 1, 2018 to December 31, 2018. Gross compensation varies by country, but generally includes base salary, overtime earnings, incentive pay (including cash bonuses, equity-based cash awards and long-term cash incentive compensation), car allowances where applicable, short and long term disability earnings, foreign wages, taxable mileage and maintenance and cure. Mariners in our industry are paid a day rate and work rotations which may or may not be even. Their day rate is based on position, experience and licenses. For mariners hired during the year and for those on a leave of absence, we annualized their total compensation based on their day rate and the number of scheduled work days in a year. Shoreside employees are typically paid an annual salary based on a 40 hour work week. For shoreside employees hired in 2018 and for those on a leave of absence, we annualized their income based on their annual salary.
Our median employee was identified as a Fleet employee who was employed by the Company in a full-time capacity for the entire year We calculated annual total compensation for the employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table. Our median employee's compensation using the Summary Compensation Table requirements was $78,566. Our CEO’s compensation in the Summary Compensation Table was $4,594,450. Therefore, our CEO to median employee pay ratio is 58 to 1 for the year ended December 31, 2018.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 22, 2019:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our named executive officers and all of our executive officers and directors as a group.
Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (†)		Percentage of Common Stock Beneficially Owned (%)
Named Executive Officers and Directors:
Todd M. Hornbeck	1,021,445	(1)	2.7%
James O. Harp, Jr.	361,516	(2)	*
Carl G. Annessa	313,896	(3)	*
Samuel A. Giberga	185,768	(4)	*
John S. Cook	183,789	(5)	*
Larry D. Hornbeck	587,702	(6)	1.6%
Bruce W. Hunt	161,738	(7)	*
Steven W. Krablin	56,517		*
Patricia B. Melcher	133,691		*
Kevin O. Meyers	84,378		*
Bernie W. Stewart	112,107		*
Nicholas L. Swyka, Jr	71,535		*
All directors and executive officers as a group (13 persons)	3,366,636	(8)	8.9%
Other 5% Stockholders:
Cyrus Capital Partners, L.P.	3,704,019	(9)	9.8%
Fine Capital Partners, L.P.	3,584,046	(10)	9.5%
Solus Alternative Asset Management LP	3,279,053	(11)	8.7%
William Herbert Hunt Trust Estate	2,058,391	(12)	5.4%
Mackenzie Financial Corp.	1,904,327	(13)	5.0%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

†
“Beneficial ownership” is a term broadly defined by the Commission in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than merely direct forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 23, 2018 that such person or group has the right to acquire within 60 days after such date.

(1)
Includes options to purchase an aggregate of 83,266 shares of common stock and 86,724 shares held by certain family trusts for which Todd M. Hornbeck serves as trustee and holds voting power pursuant to a power of attorney.

(2)	Includes options to purchase an aggregate of 36,605 shares of common stock.

(3)	Includes options to purchase an aggregate of 36,605 shares of common stock.

(4)	Includes options to purchase an aggregate of 17,699 shares of common stock.

(5)	Includes options to purchase an aggregate of 10,727 shares of common stock.

(6)	Includes 305,086 shares held by certain family trusts for which Larry D. Hornbeck serves as trustee and holds voting power pursuant to a power of attorney.

(7)
Mr. Hunt is a representative of the William Herbert Hunt Trust Estate. As such, Mr. Hunt may be deemed to have voting and dispositive power over the shares beneficially owned by the Trust Estate, as described in the table above and the related footnotes. Mr. Hunt disclaims beneficial ownership of the shares owned by the Trust Estate.

(8)	Includes options to purchase an aggregate of 184,902 shares of common stock for our named executive officers, directors and an executive officer who is not named.

(9)
Based on a Schedule 13G dated February 4, 2019 filed with the SEC to reflect shares beneficially owned by the reporting person at December 31, 2018. Cyrus Capital Partners, L.P.'s address is 65 E. 55th Street, 35th Floor, New York, New York 10022.

(10)
Based on a Schedule 13G dated February 14, 2019 filed with the SEC to reflect shares beneficially owned by the reporting person at December 31, 2018. Fine Capital Partners L.P.'s address is 590 Madison Avenue, 27th Floor, New York, New York 10022.

(11)
Based on a Schedule 13F dated February 14, 2019 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2018. Solus Alternative Asset Management LP's address is 410 Park Avenue, 11th Floor, New York, New York 10022.

(12)
Based on a Schedule 13G/A dated April 29, 2008 filed with the SEC reflecting shares beneficially owned by the reporting person at April 8, 2008. The William Herbert Hunt Trust Estate’s address is 2101 Cedar Springs Road, Suite 600, Dallas, Texas 75201.

(13)
Based on a Schedule 13G dated February 14, 2019 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2018. Mackenzie Financial Corporation's address is 180 Queen Street West, Toronto, Ontario M5V 3K1, Canada.

Certain Relationships and Related Transactions
The following is a discussion of transactions between our Company and its executive officers, directors and stockholders owning more than 5% of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.
Under the terms of certain agreements, various persons, including Todd M. Hornbeck, Troy A. Hornbeck, Larry D. Hornbeck, James O. Harp, Jr., Carl G. Annessa, Patricia B. Melcher, and the William Herbert Hunt Trust Estate, have the right to include some or all of their shares of common stock of the Company in any registration statement that we file involving our common stock, subject to certain limitations. Messrs. Todd and Troy Hornbeck, are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the common stock held by them.
Todd M. Hornbeck and Troy A. Hornbeck have agreed to give us notice of, and an opportunity to make a competing offer regarding, a decision by either of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder.
The Company has entered into a separate indemnity agreement with each of its executive officers and its directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an executive officer or director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. These agreements are in addition to the indemnification provided to the Company’s officers and directors under its Bylaws and in accordance with Delaware law. The Company has agreed to indemnify Todd M. Hornbeck, the Company’s President and Chief Executive Officer, for any claims, demands, causes of action and damages that may arise from use of his personal watercraft for Company business purposes.
For the past twenty-one years, Larry D. Hornbeck’s family has personally supported the development of the Company by hosting numerous events at the Hornbeck Family Ranch, located in Houston County, Texas, including constructing at their own expense, a hunting lodge and related facilities and providing access to 4,700 acres adjoining the lodge and related facilities. The Hornbeck Family Ranch and related facilities have been used for functions intended to foster client and vendor relations, management retreats, Board meetings and special Company promotional events. The ranch also plays a vital role in the Company's business continuity plan in the event our corporate headquarters is impacted by a natural disaster. Until December 31, 2005, these facilities were used by the Company without charge. The Board determined that the use of the Hornbeck Family Ranch in the past and going forward has been and is beneficial to the Company’s business. As of February 14, 2006, the Company entered into a Facilities Use Agreement and implemented an amendment to an existing Indemnification Agreement with Larry D. Hornbeck, one of our directors. The Facilities Use Agreement and the amendment to such Indemnification Agreement became effective as of January 1, 2006, and were approved by our audit committee and by the independent members of the Board of Directors on February 14, 2006. On May 7, 2015, the Company entered into an Amended and Restated Indemnification Agreement, or the Restated Indemnification Agreement, with Larry D. Hornbeck, one of our directors, Joan M. Hornbeck and Hornbeck Family Ranch, LP, which amended and restated the Indemnification Agreement. The Restated Indemnification Agreement provides for indemnification by the Company of such parties as well as certain other indemnitees, including the Company’s Chairman, President and Chief Executive Officer, Todd M. Hornbeck, for any claims, demands, causes of action and damages that may arise out of the Company’s current and expanded use of the Hornbeck Family Ranch and related facilities and premises for Company functions such as client and vendor events, management retreats, Board of Director meetings and special Company promotional events. The Restated Indemnification Agreement also provides that the Company shall secure and maintain insurance coverage of the types and amounts sufficient to provide adequate protection against the liabilities that may arise under the Restated Indemnification Agreement. The Restated Indemnification Agreement was approved by the independent members of the Board of Directors on April 28, 2015.
The agreements govern the Company’s use of the Hornbeck Family Ranch and related facilities. The Facilities Use Agreement will remain in effect until December 31, 2019 unless it is terminated or extended by its terms. The Facilities Use Agreement automatically renews on an annual basis unless either party provides the other party 30 days written notice of termination. The Facilities Use Agreement also provides that the Company will pay Mr. Larry Hornbeck an annual use fee of $150,000 for the Company’s use of the facilities and reimburse Mr. Larry Hornbeck for certain other variable costs related to the Company’s use of the ranch facilities. In addition to costs incurred directly by the Company for such activities, the Company replenishes expendable goods used by Company invitees to the facilities.
In 2006, Larry D. Hornbeck transferred ownership of the land on which the Hornbeck Family Ranch is located to a family limited partnership in which trusts on behalf of the children of Todd M. Hornbeck and Troy A. Hornbeck are the limited partners. The general partner of the family limited partnership is controlled by Todd M. Hornbeck and Troy A. Hornbeck. The family limited partnership has entered into a long-term lease of the property to Larry Hornbeck and acknowledged and agreed to the Company’s use of the Hornbeck Family Ranch and related facilities under the Facilities Use Agreement and the Indemnification Agreement.
The Company has provided, and may, from time to time in the future at its own expense and with Mr. Larry Hornbeck’s prior approval, provide additional amenities for its representatives and invitees. Certain of these amenities may, by their nature, remain with the property should the Company ever cease to use the Ranch. In approving the Facilities Use Agreement and establishing the use fee amount, the audit committee and independent members of the Board considered the costs of comparable third party facilities and determined that the combined facilities use fee and anticipated reimbursement of variable costs was substantially lower than costs for the use of such comparable facilities.
In the first quarter of 2012, the independent members of the Board of Directors acknowledged the service that Mr. Larry Hornbeck has provided the Company and acknowledged that the commitment of time and energy associated with this service is substantial and is provided independently from his service as a director. In order to appropriately compensate Mr. Larry Hornbeck for these services, the independent members of the Board of Directors approved a consulting agreement between the Company and Mr. Larry Hornbeck effective January 1, 2012. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Chief Executive Officer of the Company, the Board of Directors or any committee of the Board of Directors to assist in the assessment of potential targets for acquisitions, to travel for Company projects, to attend industry meetings and to provide assistance in other ways, in exchange for consideration of $12,000 per month paid as consulting fees.
Review, Approval or Ratification of Transactions with Related Persons.
We review any transaction in which the Company, a subsidiary of the Company, and our directors, executive officers or their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000. Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires. In addition, the Company has adopted a written Code of Business Conduct and Ethics for members of the Board of Directors that is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. This policy requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the audit committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2018 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements.
Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.
In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Auditing Standard No. 16, “Communication with Audit Committees”. The audit committee has received the written disclosures and the letter from the independent auditors required by the PCAOB and the independent auditor’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.
Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission. The audit committee reappointed Ernst & Young LLP as independent accountants and auditors for the 2019 fiscal year, subject to stockholder approval.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Patricia B. Melcher (Chair)
Bruce W. Hunt
Steven W. Krablin
Bernie W. Stewart
Nicholas L. Swyka, Jr.

April 22, 2019

Other Matters
Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2019 Annual Meeting of Stockholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.
Our 2018 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.
Stockholders may also obtain a copy of our 2018 Annual Report to Stockholders or the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Corporate Secretary of the Company at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.hornbeckoffshore.com.

By Order of the Board of Directors,

Mark S. Myrtue
Treasurer and Corporate Secretary

Appendix A
FIFTH AMENDMENT TO THE
SECOND AMENDED AND RESTATED
HORNBECK OFFSHORE SERVICES, INC.
INCENTIVE COMPENSATION PLAN
This FIFTH AMENDMENT TO THE SECOND AMENDED AND RESTATED HORNBECK OFFSHORE SERVICES, INC. INCENTIVE COMPENSATION PLAN (this " Amendment ") is made effective as of the ___ day of June, 2019, by the Board of Directors (the " Board ") of Hornbeck Offshore Services, Inc. (the " Company ").
WHEREAS, the Company sponsors the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as amended (the " Plan ");
WHEREAS, pursuant to Section 13.1 of the Plan, the Board may at any time amend the provisions of the Plan;
WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock that may be delivered pursuant to awards granted under the Plan; and
WHEREAS, the stockholders of the Company have passed a resolution approving this Amendment;
NOW, THEREFORE, the Board hereby amends the Plan as follows:
1.     Section 4.1 shall be amended to increase the number of shares authorized under the Plan by 7,000,000 by replacing the first sentence with the following:
"The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 11,950,000 shares."

2.     Except as set forth herein and as previously amended, the Plan shall continue in full force and effect.
* * * * *

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HORNBECK OFFSHORE SERVICES, INC.
103 NORTHPARK BLVD., SUITE 300	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
COVINGTON, LA 70433
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

ATTN: MARK S. MYRTUE

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:						o	o	o
1.	Election of Directors
Nominees
01	Bruce W. Hunt	02	Kevin O. Meyers	03	Bernie W. Stewart					For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	To approve an amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan to increase the maximum number of shares available under the Plan.									o	o	o
3.	To ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year 2019.									o	o	o

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.								o
(see reverse for instructions)						Yes	No
Please indicate if you plan to attend this meeting						o	o

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

HORNBECK OFFSHORE SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 20, 2019
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Todd M. Hornbeck, James O. Harp, Jr. and Mark S. Myrtue, or any of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hornbeck Offshore Services, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on June 20, 2019, at the Hornbeck Offshore Services, Inc. corporate training room located at 103 Northpark Boulevard, Covington, Louisiana 70433 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side